Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

April 11, 2018

by and among

NICOR ENERGY VENTURES COMPANY,

NICOR ENERGY SERVICES COMPANY

d/b/a PIVOTAL HOME SOLUTIONS,

SOUTHERN COMPANY GAS

(FOR THE LIMITED PURPOSES SET FORTH HEREIN),

AMERICAN WATER ENTERPRISES, LLC,

and

AMERICAN WATER WORKS COMPANY, INC.

(FOR THE LIMITED PURPOSES SET FORTH HEREIN)

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Working Capital
Exhibit B	Form of Transition Services Agreement

i

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 11, 2018, by and among Nicor Energy Ventures Company, a Delaware corporation (“Seller”), Nicor Energy Services Company d/b/a Pivotal Home Solutions, a Delaware corporation (the “Company”), American Water Enterprises, LLC, a Delaware limited liability company (“Buyer”), Southern Company Gas, a Georgia corporation (“Parent”), solely for the limited purposes expressly set forth in Section 6.12 and Section 6.18 hereof, and American Water Works Company, Inc., a Delaware corporation (“Buyer Parent”), solely for the limited purposes expressly set forth in Section 10.15.

RECITALS

WHEREAS, Seller is the record and beneficial owner of all of the outstanding capital stock of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is acquiring, in connection with the consummation of the transactions contemplated hereby, representation and warranty insurance policies covering certain representations and warranties set forth in this Agreement (the “R&W Insurance Policy”), and Buyer has provided to the Company a true and complete copy of the form of the binders for the R&W Insurance Policy and will, substantially concurrently with the execution hereof, pay any applicable deposits required to be paid in connection therewith; and

WHEREAS, Seller desires to sell the Shares (as defined herein) to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01    Definitions.

(a)    As used herein, the following terms have the following meanings:

“Additional Adjustment Amount” has the meaning set forth on Schedule 1.01(a)(i).

“Accounting Policies” means the accounting policies, principles, practices and methodologies, with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies as were used in the preparation of the Balance Sheet in accordance with GAAP.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company will not be considered an Affiliate of Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended (unless expressly specified otherwise herein).

“Billing Agreement” means any Contract (including any Contract with a Person that is a regulated public utility or an Affiliate thereof) pursuant to which the counterparty thereto provides services to the Company related to billing of customers of the Company for products or services sold or leased by the Company (including any Contract pursuant to which the Company is given access to such Person’s customer lists, customer bills or similar information).

“Billing Agreement Counterparty” means the counterparty to each Billing Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” means, as of any date, the cash and cash equivalents (including restricted cash) and deposits of the Company calculated in accordance with the Accounting Policies.

“Closing Date” means the date of the Closing.

“Closing Working Capital” means the Working Capital as of 11:59 p.m. (Eastern time) on the date that is the last day prior to the Closing Date.

“Code” means the United States Internal Revenue Code of 1986.

“Common Stock” means the common stock, no par value, of the Company.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned or purported to be owned by the Company, including those set forth on Schedule 1.01(a)(ii), but not including any Excluded Intellectual Property Rights.

“Competing Business Activity” means (a) the sale, marketing, offering or provision of residential service plans for the repair and maintenance of heating and cooling systems, water heaters, appliances, pipes and wires or consumer electronics, (b) home office and equipment leasing services or other home warranty services and (c) equipment leasing services for water heaters and other various appliances and equipment.

“Consolidated Tax Return” means any Tax Return with respect to any federal, state, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar group basis and that include the Company, on the one hand, and Tax Parent, Parent, Seller or any of their Affiliates, on the other hand.

“Contract” means any legally binding agreement, contract, lease, license, instrument, commitment or arrangement.

“Customer Contract” means any Contract to which the Company is a party and pursuant to which it provides or leases products or services to a residential customer.

“Environmental Laws” means any Applicable Law pertaining to pollution or the protection of the environment or natural resources, or health or safety (as it relates to Hazardous Substances), including any Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Employees” means the individuals currently employed by the Company, as set forth on a schedule labeled with a filename “Excluded Employees” and delivered by Buyer (via e-mail) to the General Counsel of Seller two Business Days prior to the date hereof, who will not be Company Employees at Closing.

“Excluded Intellectual Property Rights” means the Intellectual Property Rights set forth on Schedule 1.01(a)(iii).

“Fraud” means, with respect to a party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 3, Article 4 or Article 5 (as applicable); provided, that such actual and intentional fraud of the Company or Seller will only be deemed to exist if any of the individuals included in the definition of “Knowledge of the Company” had actual knowledge (as opposed to imputed or constructive knowledge or negligent misrepresentation) that the representations and warranties made by the Company in Article 3, or Seller in Article 4, in each case as qualified by the Seller Disclosure Schedules, were actually breached when made, with the express intention that Buyer rely thereon to its detriment.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any substance, waste or material classified, listed or otherwise regulated as hazardous, toxic or words of similar import by any Applicable Law pertaining to pollution, the protection of the environmental or natural resources, or health or safety, including any petroleum product or by-product, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Right” means any trademark, service mark, trade name (together with all of the goodwill associated therewith); mask work; patent; trade secret; copyright; software; domain name or social media user names/accounts (including any registrations or applications for registration of any of the foregoing); and rights in know-how, inventions, improvements, algorithms, systems and technology (whether patentable or not).

“Knowledge of the Company” or any other similar knowledge qualification in this Agreement means, with respect to matters qualified by the knowledge of the Company, to the actual knowledge of Kenneth Coleman, Elizabeth Reese, Peter Tumminello, Jeffrey Howell, Shelly Kalladanthyil, and Srinivas Gutti, including knowledge that each such individual would reasonably be expected to obtain in the normal discharge of his or her duties.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Loss” means any loss, judgment, damage, liability, Tax or other cost or expense (including reasonable attorneys’ or other professional fees) incurred in connection therewith.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, assets or results of operations of the Company, taken as a whole, excluding any effect resulting from (i) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company operates to the extent required by Applicable Law, (ii) changes in the general economic or political conditions, including any change in commodity prices or changes in the credit, debt or capital markets (including changes in interest or exchange rates), (iii) changes (including changes of Applicable Law) or conditions generally affecting any industry in which the Company operates or in which any of its products or services are used or distributed, (iv) acts of war, sabotage or terrorism, the outbreak or escalation of hostilities, change in geopolitical conditions, epidemics, pandemics or natural disasters, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, (v) the announcement or consummation of the transactions contemplated by this Agreement (including the identity of Buyer), (vi) any action taken (or omitted to be taken) at the express written request of Buyer, (vii) any action taken by the Company that is required pursuant to the express terms of this Agreement, or (viii) any failure by the Company to meet any projections or forecasts (but, for the avoidance of doubt, not the underlying causes of any such failure); except, in the case of clauses (i), (ii), (iii), and (iv), to the extent such effect, change, condition or event has a materially disproportionate effect on the Company as compared to other participants in the industry in which the Company operates, or (b) the ability of Seller to perform its obligations hereunder or consummate the transactions contemplated hereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Property Taxes” means real, personal and intangible ad valorem property Taxes imposed on a periodic basis.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposal, dumping, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.

“Securities Act” means the Securities Act of 1933.

“Shares” means the 5,201 issued and outstanding shares of Common Stock of the Company.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Tax” means (i) all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy, transfer, windfall profit and any other tax or other like assessment or charge in the nature of a tax, together with any interest, penalty, or addition thereto, in each case imposed by any Taxing Authority, and (ii) any liability for the payment of amounts described in clause (i) as a result of being or having been a member of any group of corporations that files or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any contract, agreement or arrangement or as a result of being a transferee or successor.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 6.12(j).

“Tax Parent” means The Southern Company, a Delaware corporation.

“Tax Proceeding” means any audit, hearing, arbitration, suit, dispute or other similar administrative or judicial proceeding pertaining to a Tax Claim (including any proposed adjustment, deficiency or assessment) commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Return” means any report, return, form, declaration, statement, election or other similar document, including any amendment, or schedule thereto, filed or required to be filed with any Taxing Authority in respect of any Tax.

“Territory” means the states listed on Schedule 1.01(a)(iv), excluding any military base located in such states.

“Working Capital” means, as of any time, the excess of current assets of the Company over current liabilities of the Company, including only those line items set forth on Exhibit A, determined in accordance with the Accounting Policies. For illustrative purposes only, the determination of Working Capital, as of February 28, 2018, is set forth on Exhibit A.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	2.03(d)
Acquired Person	6.18(a)(ii)
Acquisition Transaction	6.17
Adjustment Amount	2.04(a)
Agreement	Preamble
Ancillary Agreements	3.02
Antitrust Division	6.08(b)
Balance Sheet	3.07(a)
Buyer	Preamble
Buyer Equity Program	6.07(i)
Buyer FSA Plan	6.07(f)
Buyer Parent	Preamble
Buyer Plan	6.07(j)
Buyer Tax Act	6.12(i)
Buyer’s 401(k) Plan	6.07(d)
Buyer’s Draft Allocation	6.12(b)(ii)
Closing	2.02(a)
Company	Preamble
Company Employees	3.17(a)
Company Plan	3.18(a)
Company Securities	3.05(b)
Computer Systems	3.14(i)
Confidentiality Agreement	6.04(a)

Term	Section
Contractor Network	3.21(b)
Cooperation Agreement	2.02(b)(vi)
Credit Support Instruments	3.15(b)
Current Representation	10.02(a)
D&O Insurance	6.13(c)
Deficit Amount	2.04(b)
Designated Person	10.02(a)
e-mail	10.01
Employee Plans	3.18(a)
Employee Schedule	3.17(a)
Environmental Permits	3.19(b)
Estimated Closing Working Capital	2.03(a)
Final Working Capital	2.04(e)
Financial Statements	3.07
Forecasts	5.09(b)
Forum	10.08
FTC	6.08(b)
General Enforceability Exceptions	3.02
Incentive Program	6.07(h)
Increase Amount	2.04(c)
Material Contract	3.10(b)
Obligations	10.15
Permits	3.12
Permitted Liens	3.13(a)(vii)
Post-Closing Representation	10.02(a)
PPP	6.07(h)
Pre-Closing Separate Tax Return	6.12(d)(i)
Purchase Price	2.01
Purchase Price Allocation	3.12(b)(i)
R&W Insurance Policy	Recitals
Real Property Lease	3.13(e)
Restricted Period	6.18(a)
Reverse Termination Fee	9.02(a)
Section 338(h)(10) Election	6.12(a)(i)
Section 338(h)(10) Election Forms	6.12(a)(ii)
Seller Disclosure Schedules	Article 3
Seller FSA Plans	6.07(f)
Seller	Preamble
Seller’s 401(k) Plan	6.07(d)
Seller’s Allocation Notice	6.12(b)(i)
Seller’s Pension Plan	6.07(e)
State Approvals	3.03
Straddle Period Tax Return	6.12(d)(i)
Termination Date	9.01(b)

Term	Section
Transaction Tax Treatment	6.12(a)(iv)
Transfer Taxes	10.04
Transferring Employee	6.07(a)
Transition Services Agreement	2.02(b)(v)
Wind-down Period	6.15

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute will be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law will be deemed also to include any and all Applicable Law. For the purposes of this Agreement, any document that is described as being “delivered”, “furnished” or “made available” will be treated as such if copies of such documents have been put in the data room prepared by the Company as of 11:59 p.m. (Eastern time) on the date that is the second Business Day prior to the date hereof. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

ARTICLE 2 PURCHASE AND SALE

Section 2.01    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares, free and clear of all Liens, other than restrictions on transfer under Applicable Law. The aggregate amount to be paid hereunder for the Shares is an amount in cash (the “Purchase Price”) equal to (a) $358,000,000, plus (b) the Estimated Closing Working Capital, minus (c) the Additional Adjustment Amount, if any. The Purchase Price will be paid as provided in Section 2.02 and will be subject to adjustment as provided in Section  2.04.

Section 2.02    Closing.

(a)    The closing (the “Closing”) of the purchase and sale of the Shares hereunder will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Atlanta, GA 30309 or remotely by the electronic exchange of documents in .pdf format (other than the delivery required pursuant to Section 2.02(c)(i)), as soon as possible, but in no event later than three Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree; provided, that in no event will Buyer be required to consummate the Closing earlier than 30 days after the date hereof.

(b)    At or prior to the Closing, Buyer will deliver, or cause to be delivered, to Seller:

(i)    an amount in cash equal to the Purchase Price, in immediately available funds by wire transfer to an account designated by Seller by notice to Buyer delivered no later than two Business Days prior to the Closing;

(ii)    no later than seven Business Days prior to the Closing, a true, complete and correct copy of the R&W Insurance Policy that is in effect and conforms to the requirements specified in Section 8.02 and a true and complete copy of the form of the binders for the R&W Insurance Policy;

(iii)    a certificate signed by a duly authorized representative of Buyer, certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(iv)    a duly executed IRS Form 8023, and such other forms required to be delivered pursuant to Section 6.12(a)(iii);

(v)    the transition services agreement in the form of Exhibit B (the “Transition Services Agreement”), duly executed by Buyer; and

(vi)    the common interest and cooperation agreement as described on Schedule 2.02(b)(vi) (the “Cooperation Agreement”), duly executed by Buyer.

(c)    At or prior to the Closing, Seller or the Company will deliver, or cause to be delivered, to Buyer:

(i)    certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

(ii)    a certificate signed by a duly authorized representative of Seller, certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;

(iii)    a duly executed IRS Form 8023, and such other forms required to be delivered pursuant to Section 6.12(a)(iii) and requested by Buyer at least five Business Days prior to Closing;

(iv)    a counterpart signature page to the Transition Services Agreement, duly executed by Seller; and

(v)    a counterpart signature page to the Cooperation Agreement, duly executed by Seller and the Company.

Section 2.03    Closing Working Capital.

(a)    At least three Business Days prior to the Closing Date, the Company will deliver to Buyer a certificate setting forth the Company’s good faith estimate of Closing Working Capital calculated in accordance with this Agreement and the Accounting Policies (“Estimated Closing Working Capital”), together with reasonable documentation evidencing such calculation. If Buyer disagrees in good faith with the calculation of Estimated Closing Working Capital, Seller will in good faith negotiate a resolution of such disagreement, provided that if Buyer and Seller fail to reach a resolution prior to the Closing, Seller’s calculation of Estimated Closing Working Capital will be used for purposes of determining the Purchase Price to be paid by Buyer pursuant to Section 2.02(b); provided further that in no event will the consummation of the Closing be construed as a waiver by Buyer under this Section 2.03.

(b)    As promptly as practicable, but no later than 90 days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller (i) a certificate setting forth Buyer’s calculations of Closing Working Capital and (ii) a statement setting forth (x) the differences between the certificate delivered by Buyer pursuant to clause (i) of this sentence and the certificate delivered by the Company pursuant to Section 2.03(a) and (y) a description, accompanied by supporting documentation, of the basis for such differences. The Closing Working Capital will (i) fairly present the Working Capital of the Company as of 11:59 p.m. (Eastern time) on the date that is the last day prior to the Closing Date in accordance with the Accounting Policies, and (ii) only include line items set forth in Exhibit A. Buyer will, and will cause the Company to, (x) provide Seller and its representatives with reasonable access, upon reasonable prior written notice by Seller, during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of the Company to the extent related to the certificate and statement delivered by Buyer pursuant to this Section 2.03(b) for purposes of Seller’s review of the certificate and statement delivered by Buyer pursuant to this Section 2.03(b) and (y) reasonably cooperate with Seller and its representatives in connection with such review.

(c)    Seller and its accountants will have 60 days after delivery of the certificate and statement referred to in the first sentence of Section 2.03(b) to review such documents; provided that if, during such 60-day period, Buyer or the Company fails to furnish or provide access to any documents or information requested by Seller for purposes of Seller’s review (to the extent required to be provided or furnished pursuant to clause (x) of the last sentence of Section 2.03(b)) within five Business Days of Seller’s written request therefor, such 60-day period will be extended by the number of days between the date of Seller’s written request and the date on which Buyer or the Company furnishes or provides access to such documents or information to Seller or its representatives. If Seller disagrees with Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.03(b), Seller may, within 60 days after delivery of such calculation (as such period may be extended pursuant to the preceding sentence), deliver a notice to Buyer disagreeing with such calculation and specifying Seller’s calculation of such amounts and, in reasonable detail, Seller’s grounds for such disagreement. Any such notice of disagreement will specify those items or amounts as to which Seller disagrees, and Seller will be deemed to have agreed with all other items and amounts contained in the calculations of Closing Working Capital delivered pursuant to Section 2.03(b).

(d)    If a notice of disagreement is duly delivered pursuant to Section 2.03(c), Buyer and Seller will, during the 15 days following such delivery (as such period may be extended pursuant to a written agreement between Buyer and Seller), use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amounts of Closing Working Capital; provided that such amount of Closing Working Capital will not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.03(b) or more than the amount thereof shown in Seller’s calculations delivered pursuant to Section 2.03(c). If Buyer and Seller are unable to reach such agreement during such period, they will promptly cause a mutually agreed independent accounting firm of nationally recognized standing (the “Accounting Firm”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculations, the Accounting Firm will (i) act as an arbitrator, not as an expert, (ii) consider only those items or amounts in Buyer’s calculations of Closing Working Capital as to which Seller has disagreed and (iii) not consider or review any settlement (or similar) offers made by Buyer or Seller in connection herewith. The Accounting Firm will deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculations, including an explanation for its determination of the amount of each disputed item or amount determined therein. Such report will be final and binding upon Buyer and Seller. The cost of such review and report will be borne equally by Buyer, on the one hand, and Seller, on the other hand. Neither Buyer nor Seller will have, directly or indirectly, any ex parte communications or meetings with the Accounting Firm concerning matters within the scope of its engagement. Buyer and Seller agree that they will, and agree to cause their respective independent accountants and the Company to, cooperate and assist in the calculations of Closing Working Capital and in the conduct of any reviews referred to in this Section 2.03, including making available to the extent necessary books, records, work papers and personnel.

(e)    Neither Section 2.03 nor Section 2.04 is intended to be used to adjust for errors or omissions that may be found with respect to the Balance Sheet or any inconsistencies between the Balance Sheet or the Accounting Policies, on the one hand, and GAAP, on the other, for which the R&W Insurance Policy will be the sole and exclusive remedy, subject to Section 8.03.

Section 2.04    Adjustment of Purchase Price.

(a)    The “Adjustment Amount,” which may be positive or negative, means the Final Working Capital minus Estimated Closing Working Capital. If the Adjustment Amount is a positive number, then the Purchase Price will be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price will be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount will be paid in accordance with Section 2.04(b) or Section 2.04(c), as applicable.

(b)    If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then within five Business Days after the determination of Final Working Capital, Seller will pay to Buyer, by wire transfer of immediately available funds to the account specified by Buyer, an amount equal to the Deficit Amount.

(c)    If the Adjustment Amount is a positive number (the “Increase Amount”), then within five Business Days after the determination of Final Working Capital, Buyer will pay to Seller, by wire transfer of immediately available funds to the account specified by Seller, an amount equal to the Increase Amount.

(d)    If the Adjustment Amount is zero, there will be no adjustment to the Purchase Price.

(e)    “Final Working Capital” means Closing Working Capital, (x) as shown in Buyer’s calculations delivered pursuant to Section 2.03(b), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(c); or (y) if such a notice of disagreement is duly delivered pursuant to Section 2.03(c), (A) as agreed by Buyer and Seller pursuant to Section 2.03(d) or (B) in the absence of such agreement, as shown in the Accounting Firm’s calculations delivered pursuant to Section 2.03(d); provided that, in no event will Final Working Capital be less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.03(b) or greater than Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.03(c).

(f)    Any payments made pursuant to this Section 2.04 will be treated by the parties as an adjustment to the Purchase Price, including for Tax purposes, except to the extent otherwise required by Applicable Law.

Section 2.05    Withholding. Buyer will be entitled to deduct and withhold from the payment of the Purchase Price and any other payment required to be made by Buyer hereunder such amounts as Buyer is required to deduct and withhold with respect to any such payment under the Code or any provision of state, local or non-U.S. Tax law. To the extent that Buyer withholds such amounts with respect to any Person, Buyer will timely remit such withheld amounts to the applicable Governmental Authority in accordance with Applicable Law and such withheld and remitted amounts will be treated for all purposes of this Agreement as having been paid to or on behalf of such Person. Buyer will (x) promptly (and, in all cases, not less than five Business Days before the applicable payment is to be made) notify Seller in writing if Buyer determines that any withholding or deduction is required under the Code or any provision of state, local or non-U.S. Tax law with respect to any portion of such payment and (y) provide Seller with a reasonable opportunity to provide such forms, certificates or other evidence, and reasonably cooperate with Seller, to eliminate or reduce any such required deduction or withholding.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof which are numbered to correspond to the sections in this Article 3 and Article 4 (the “Seller Disclosure Schedules”), the Company represents and warrants to Buyer, as of the date hereof and as of the Closing Date, that:

Section 3.01    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as currently conducted, and has been qualified, licensed or registered to conduct business as a foreign entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02    Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and all other documents, agreements and instruments to be executed and delivered in connection herewith (collectively, the “Ancillary Agreements”) to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes, and each Ancillary Agreement to be executed and delivered by the Company will, when so executed and delivered, constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (such exceptions, the “General Enforceability Exceptions”).

Section 3.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notice to, or consent or approval of, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and other applicable regulatory approvals, (b) the filings and approvals set forth on Schedule 3.03 (the “State Approvals”), and (c) any such action or filing as may be required by reason of Buyer’s participation in the transactions contemplated by this Agreement.

Section 3.04    Noncontravention. Except as set forth on Schedule 3.04, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law in any material respect, require any consent or other action by any Person under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any material right or material obligation of the Company or to a loss of any material benefit to which the Company is entitled under, any provision of any material Contract, agreement or other instrument binding upon the Company or any of its material assets or properties or (c) result in the creation or imposition of any Lien on any material asset of the Company, except for any Permitted Liens.

Section 3.05    Shares.

(a)    The Shares represent all of the issued and outstanding capital stock of the Company.

(b)    The Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock, voting securities or other equity interests of the Company, (ii) securities or other equity interests of the Company convertible into or exchangeable for shares of capital stock, voting securities or other equity interests of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06    Subsidiaries. The Company does not own, directly or indirectly, any equity securities of or interests in any Person.

Section 3.07    Financial Statements.

(a)    The (i) audited balance sheet of the Company as of December 31, 2017 and the related audited statements of income and cash flows of the Company for the fiscal year ended December 31, 2017, (ii) audited balance sheet of the Company as of December 31, 2016 and the related audited statements of income and cash flows of the Company for the fiscal year ended December 31, 2016, (iii) audited balance sheet of the Company as of December 31, 2015 and the related audited statements of income and cash flows of the Company for the fiscal year ended December 31, 2015 and (iv) the unaudited balance sheet of the Company as of February 28, 2018 (the “Balance Sheet”) and the related unaudited statement of income for the two months ended February 28, 2018 (the financial statements described in the foregoing clauses (i) through (iv), collectively, the “Financial Statements”), have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto, and except in the case of the unaudited financial statements, for the absence of footnotes and normal year-end adjustments), and fairly present, in all material respects, the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended. True, correct and complete copies of the Financial Statements have been made available to Buyer.

(b)    The Company maintains a system of internal accounting controls which are in all material respects effective in providing reasonable assurance that (i) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) transactions are executed and expenditures of the Company are being made only in accordance with appropriate general or specific authorizations of management, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(c)    Except as disclosed in the Financial Statements, the Company has not entered into any off-balance sheet transactions, arrangements and does not have any obligations (including contingent obligations) or other material relationships with unconsolidated entities or other Persons, that would reasonably be expected to have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

Section 3.08    Absence of Certain Changes. Since December 31, 2017, (a) the business of the Company has been conducted in the ordinary course consistent with past practices (except as expressly contemplated by this Agreement) and (b) there has not been any event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.09    No Undisclosed Liabilities. The Company does not have any liabilities, indebtedness, debts, or obligations of any nature, whether known or unknown, asserted or unasserted, accrued or unaccrued, matured or unmatured, absolute or contingent or otherwise, and whether or not required to be reflected or reserved against on or disclosed in a balance sheet of the Company prepared in accordance with GAAP, other than:

(a)    liabilities reflected on the face of the Balance Sheet or disclosed in the notes thereto;

(b)    liabilities not required under GAAP to be shown on the Balance Sheet because of their level of materiality;

(c)    liabilities disclosed on Schedule 3.09;

(d)    liabilities incurred in connection with this Agreement or the transactions contemplated hereby; and

(e)    liabilities incurred in the ordinary course of business and consistent with past practices since December 31, 2017.

Section 3.10    Material Contracts.

(a)    Except as set forth on Schedule 3.10(a), the Company is not a party to, nor is the Company or any of its assets or properties bound by:

(i)    any lease or similar Contract of personal property providing for or requiring annual payments of $350,000 or more that cannot be terminated on less than 90 days’ notice without obligation or liability to the Company (including payment by the Company of any penalty);

(ii)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets by the Company providing for or requiring annual payments by the Company of $350,000 or more that cannot be terminated on less than 90 days’ notice without obligation or liability to the Company (including payment by the Company of any penalty), and other than purchase orders in the ordinary course of business consistent with past practices;

(iii)    any Contract that provides for the formation, creation, operation, management or control of any partnership, joint venture, or, to the Knowledge of the Company, sharing of revenues of the Company, or other similar agreement or arrangement;

(iv)    any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), including any capital leases, except any such agreement evidencing intercompany indebtedness to be settled as of the Closing pursuant to Section 6.11(a);

(v)    any Contract that limits, in any material respect, the ability of the Company to enter into or engage in any market or line of business or to solicit customers, or to solicit employees that will be binding on the Company after the Closing, or any Contract described in Section 3.10(a)(vi) or that is otherwise material to the Company that provides for “most favored nations” or similar terms;

(vi)    any Contract that (A) constitutes a Billing Agreement or (B) establishes an exclusive sale, purchase or licensing obligation with respect to any Person, product or any geographic location;

(vii)    any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute involving the Company, or Seller or any Affiliate of Seller with respect to the business of the Company, on the one hand, and any other Person, on the other hand, since January 1, 2015 that is material to the Company, other than with respect to warranty claims by customers of the Company; or

(viii)    any Contract with an employee (other than at-will employment arrangements) or consultant whose annual compensation exceeded $80,000 in the calendar year 2017 or is reasonably expected to exceed $80,000 in the calendar year 2018.

(b)    Except as set forth on Schedule 3.10(b), each Contract required to be disclosed pursuant to Section 3.10(a) (each, a “Material Contract”) is a valid and binding agreement of the Company and is in full force and effect and is enforceable in all material respects in accordance with its terms (subject to the General Enforceability Exceptions), and neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material default or material breach under the terms of any such Material Contract. Except as set forth on Schedule 3.10(b), Seller and the Company have made available to Buyer a true and correct copy of each Material Contract, together with any amendments, supplements, schedules and addendums thereto. The Company has not received any written or, to the Knowledge of the Company, oral notice of termination or cancellation of any Material Contract.

Section 3.11    Litigation. Except as set forth on Schedule 3.11, since January 1, 2015 there has been no action, suit, investigation, claim or proceeding (a) pending against, or to the Knowledge of the Company, threatened against, the Company or any of its properties or assets or its officers, directors or employees in such capacities or (b) to the Knowledge of the Company, pending or threatened against individual service providers of the Company related to the Company’s business, in each case, before any arbitrator or any Governmental Authority that (i) involves any individual claim (or series of related claims) seeking monetary damages in excess of $50,000, or injunctive or other equitable relief, or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. The Company is not a party or subject to or in default under any judgment or order of any Governmental Authority other than orders of general applicability which are not, individually or in the aggregate, material to the Company.

Section 3.12    Compliance with Laws and Court Orders.

(a)    The Company is not and, since January 1, 2015, has not been in violation in any material respect of any Applicable Law or order of any Governmental Authority. The Company holds all permits, licenses, certifications, registrations, authorizations, and approvals from all Governmental Authorities that are required for carrying on its business as currently conducted (including any of the forgoing required to be held or made by the Company in connection with conducting business as a home service contract provider (or equivalent) in any jurisdiction in which the Company does business) (collectively, the “Permits”). The Permits are in full force and effect and have not been violated by the Company in any material respect. The Company has not received any written notice of suspension, cancellation or revocation of any such Permit, and no suspension, cancellation or revocation of any such Permit is pending or, to the Knowledge of the Company, has been threatened by any Person.

(b)    Schedule 3.12(b) sets forth a true, correct and complete list of (i) each state in which the Company is registered as a foreign entity with, or required to make filings with, or is otherwise subject to regulatory oversight by, a state insurance commission, a state public service commission, or similar state regulatory body, and (ii) the name of each state regulatory body in each such jurisdiction. Since the date on which the Company became subject to regulation by the Governmental Authorities required to be set forth on Schedule 3.12(b), all filings required to be made by the Company under all Applicable Laws of such jurisdictions related to the regulation of the businesses conducted by the Company in such jurisdiction have been filed with the appropriate state regulatory body or other state Governmental Authority, and all such filings (x) were prepared in accordance with Applicable Law in all material respects, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.12(b) the Company is not regulated in any jurisdiction as (i) a public utility or (ii) an insurer.

Section 3.13    Title to Properties.

(a)    The Company has good title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after December 31, 2017, except for properties and assets sold since December 31, 2017 in the ordinary course of business consistent with past practices. None of the property or assets of the Company is subject to any Lien, except:

(i)    Liens disclosed on Schedule 3.13;

(ii)    Liens for Taxes, assessments and similar charges that are not yet due or are being contested in good faith by appropriate proceedings;

(iii)    mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practices or that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established on the Financial Statements;

(iv)    in the case of leased property, Liens to which the interest or title of the applicable lessor or sublessor may be subject;

(v)    defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance;

(vi)    zoning, entitlement and other land use and environmental regulations by any Governmental Authority; or

(vii)    other non-monetary and non-financial Liens which would not, individually or in the aggregate, materially impair the continued use of such property and asset in the manner in which it is currently used (paragraphs (i)-(vii) of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b)    Except for the Excluded Intellectual Property Rights, the tangible and intangible property, assets and rights owned, licensed or leased by the Company, constitute all of the tangible and intangible property, assets and rights used or held for use in connection with the business of the Company as of the date hereof and as of immediately prior to the Closing, and, together with the services to be provided to the Company following the Closing pursuant to the Transition Services Agreement, are sufficient to conduct such business in all material respects as conducted as of the date hereof and as of immediately prior to the Closing.

(c)    Except as set forth on Schedule 3.13(c), the Company does not own, and, since January 1, 2012 has not owned, any real property.

(d)    Each material tangible asset owned or leased by the Company is in normal operating condition and reasonable repair (subject to normal wear and tear) and has been maintained in accordance with normal industry practice.

(e)    Schedule 3.13(e) lists all real property leases, subleases or other Contracts (each lease, sublease or other agreement including all amendments thereto, a “Real Property Lease”) under which the Company has a leasehold or subleasehold estate or otherwise uses or occupies or has the right to use or occupy any real property (such property subject to such Real Property Leases, collectively the “Leased Real Property”) and, for each parcel of Leased Real Property, identifies the street address of such Leased Real Property. The Company has delivered or made available to Buyer true and complete copies of all Real Property Leases, including all amendments, modifications, extensions and guaranties relating thereto. Each Real Property Lease is a valid and binding agreement of the Company and is in full force and effect and is enforceable in all material respects in accordance with its terms (subject to the General Enforceability Exceptions), and neither the Company nor, to the Knowledge of the

Company, any other party thereto, is in material default or material breach under the terms of any such Real Property Lease. The Company has not received any notice of termination or cancellation of any Real Property Lease. Each Real Property Lease constitutes the entire agreement between the Company and the landlord with respect to the applicable Leased Real Property. The Company has valid leasehold estates in the Leased Real Property, free and clear of all Liens, except Permitted Liens. The Company has not granted any occupancy rights to tenants or licensees with respect to any of the Leased Real Property. There are no material defects in, mechanical failure of, or damage to the Leased Real Property. All of the systems located at or on the Leased Real Property, including the mechanical, electrical and HVAC systems, are in good working condition in all material respects. Since January 1, 2015, the Company has not experienced any disruptions to its operations arising out of any recurring loss of utility service, flooding, limitations to access to public sewer and water or restrictions on septic service.

Section 3.14    Intellectual Property.

(a)    Schedule 3.14(a) contains a true and complete list of all material Contracts (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue) to which the Company is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Company Intellectual Property Rights.

(b)    Schedule 3.14(b) contains a list of all material Contracts (excluding non-exclusive licenses for off-the-shelf software that are available on the Closing Date) to which the Company is a party under which Intellectual Property Rights are licensed by a third party to the Company.

(c)    Schedule 3.14(c) contains a complete and accurate list of all: (i) Company Intellectual Property Rights that are patented or registered with a Governmental Authority or by a domain name registrar, and (ii) pending patent applications or other applications for registrations of other Company Intellectual Property Rights.

(d)    None of the Company Intellectual Property Rights are subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.

(e)    Except for the Excluded Intellectual Property Rights, the Company Intellectual Property Rights, together with the Contracts identified on Schedule 3.14(b) and the transition services to be provided pursuant to the Transition Services Agreement (including the Intellectual Property Rights provided to the Company pursuant thereto), constitute all the Intellectual Property Rights reasonably necessary for the conduct of the business of the Company as currently conducted. There exist no material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property Rights. Except as set forth on Schedule 3.14(e), the consummation of the transactions contemplated by this Agreement will not materially alter, encumber, impair or extinguish any Company Intellectual Property Rights.

(f)    To the Knowledge of the Company, (i) the Company has not infringed any Intellectual Property Right of any third Person in any material respect, and (ii) there is no material claim, action, suit, investigation or proceeding pending against, or threatened against or affecting, the Company (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Company Intellectual Property Rights, (B) alleging that the use of the Company Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate, in any material respect, any Intellectual Property Right of any third party or (C) alleging that the Company has materially infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. To the Knowledge of the Company, no third party is infringing the Company Intellectual Property Rights.

(g)    None of the Company Intellectual Property Rights material to the operation of the business of the Company have been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such Company Intellectual Property Rights are valid and enforceable.

(h)    The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets that are material to the Company. Each employee or contractor of the Company who is or was involved in the creation or development of any material Company Intellectual Property Rights has assigned or otherwise conveyed ownership of such Intellectual Property Rights to the Company and is legally bound to confidentiality provisions protecting the Company Intellectual Property Rights.

(i)    The computer software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Computer Systems”) used by the Company are sufficient in all material respects for the Company’s current needs in the operation of the business as currently conducted and, to the Knowledge of the Company, in the past 12 months, there have been no material failures, crashes, security breaches or other adverse events affecting the Computer Systems that has caused material disruption to the business of the Company. The Company provides for the back-up and recovery of material data and has implemented disaster recovery plans, procedures and facilities and, as applicable, has taken all steps to implement such plans and procedures. The Company has taken reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties.

Section 3.15    Insurance Coverage; Credit Support.

(a)    The Company has made available to Buyer a true, correct and complete list of all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company. There are no material claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

(b)    Schedule 3.15(b) sets forth a true and complete list of each letter of credit, performance bond, surety bond or other similar credit support instrument (collectively, “Credit Support Instruments”) issued or given by or on behalf of the Company and outstanding as of the date hereof. Except as set forth on Schedule 3.15(b), (i) the Credit Support Instruments set forth on Schedule 3.15(b) constitute all of the Credit Support Instruments required to be issued, given or maintained by the Company under Applicable Law or any Contract to which the Company is party or by which it is bound, and (ii) the execution, delivery and performance of this Agreement will not cause or result in the termination, cancellation or withdrawal of any such Credit Support Instrument, and each such Credit Support Instrument will remain outstanding immediately following the Closing in accordance with its terms.

Section 3.16    Broker Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.17    Employees.

(a)    The Company has made available to Buyer a schedule (by delivery via e-mail of an .xls file labeled with the filename “Employee Schedule” to the General Counsel of Buyer two Business Days prior to the date hereof) that sets forth, with respect to each employee of the Company other than any Excluded Employees (the “Company Employees”), a true and complete list of the names, titles, annual salaries or base wage rates and cash bonus opportunities, total compensation paid during 2016 and 2017, dates of employment, exempt/non-exempt status under the Fair Labor Standards Act, annual vacation allotment, accrued vacation, accrued sick leave and status (active or on statutory or employer approved leave) (the “Employee Schedule”), in each case as of the date hereof, with such schedule to be updated not less than five Business Days prior to the Closing Date solely to reflect Company Employees who are no longer employed by the Company or any Company Employees hired following the date hereof in compliance with Section 6.01. Such Employee Schedule also sets forth, with respect to each Transferring Employee who will become a Company Employee prior to the Closing pursuant to Section 6.07(a), a true and complete list of the names, titles, annual salaries or base wage rates and cash bonus opportunities, total compensation paid during 2016 and 2017, dates of employment, exempt/non-exempt status under the Fair Labor Standards Act, annual vacation allotment, accrued vacation, accrued sick leave and status (active or on statutory or employer approved leave) as of the date hereof, with such schedule to be updated not more than five Business Days prior to the Closing Date solely to reflect Transferring Employees who are no longer employed by Seller, the Company or any of their respective Affiliates.

(b)    Other than the Excluded Employees, each employee of Seller or any of its Affiliates who exclusively provides services for the Company has been included as a Transferring Employee or a Company Employee. The Company Employees, together with the Transferring Employees, will be sufficient in numbers and training to conduct and maintain the operations of the Company following the Closing in substantially the same manner as conducted and maintained as of the date hereof and as of immediately prior to the Closing.

(c)    The Company is in compliance in all material respects with all Applicable Laws relating to employment, employment practices and terms and conditions of employment, wages and hours, occupational safety and health, visa and work permit requirements, classification of employees as exempt or non-exempt, collective bargaining, employment discrimination, workers’ compensation and the collection and payment of withholding and employment Taxes. Neither Seller nor the Company has any liability for the misclassification of any Person who provides services to the Company as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an employee) paid by the Company.

(d)    The Company is not a party to or bound by any labor or collective bargaining agreement and, to the Knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company. There is not presently existing any and, to the Knowledge of the Company, there is no threatened, strike, slowdown, picketing, or work stoppage involving the Company or any of its employees that is material to the Company.

Section 3.18    Employee Benefit Plans.

(a)    Schedule 3.18(a) sets forth each “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and including each employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits (including dental, prescription drug, and vision benefits), disability or sick leave benefits, fringe benefits, severance benefits and post-employment or retirement benefits, in each case, which is maintained, administered or contributed to by Seller, any of Seller’s Affiliates or the Company and covers any current or former Company Employee or Transferring Employee. Such plans are referred to collectively herein as the “Employee Plans”, and each Employee Plan that is maintained or administered by the Company is separately identified on Schedule 3.18(a) and will be referred to as a “Company Plan”.

(b)    Except as set forth on Schedule 3.18(b), the Company does not sponsor, maintain or contribute to, and has not in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)    The Company has not maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under any “multiemployer plan”, within the meaning of Section 3(37) of ERISA, or “multiple employer plan”, within the meaning of Section 4063 or 4064 of ERISA, in the past six years. No Employee Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination, from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Employee Plan or related trust. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material liability or excise taxes under ERISA or the Code.

(e)    Except as set forth on Schedule 3.18(e), the Company does not have any material liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current or former Company Employees or Transferring Employees, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law.

(f)    The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) result in the payment of any amount that would not be deductible under Section 280G of the Code. No Employee Plan provides for any gross-up, reimbursement or additional payment by reason of any excise Tax imposed under Section 4999 of the Code with respect to any Company Employee.

(g)    Except as would not reasonably be expected to be material to the Company, there is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits).

(h)    Except as set forth in Schedule 3.18(h), and except as provided by the terms of this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or together with any other event) result in any liability to the Company due to: (i) entitlement of any current or former Company Employee, Transferring Employee or consultant or independent contractor of the Company to severance pay, bonus, retirement, job security, or other similar compensation; (ii) acceleration of the time of payment or vesting or trigger any funding obligation of compensation or benefits; (iii) increase in the amount of compensation or benefits payable under any Employee Plan; or (iv) the triggering or imposition of any restrictions or limitations on the right of the contributing or sponsoring Person to amend or terminate any Employee Plan.

(i)    Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. No Employee Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A of the Code with respect to any Company Employee.

Section 3.19    Environmental Matters. Except as disclosed on Schedule 3.19 or except as to matters that would not reasonably be expected, individually or in the aggregate, to result in material liabilities or obligations:

(a)    (i) no written notice, order, request for information, claim, complaint or penalty has been received by the Company, and (ii) there are no judicial, administrative or other actions, suits, litigation, investigations, Liens or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of, or liability under, any Environmental Law and pertain to the Company;

(b)    the Company has all permits, licenses, authorizations, approvals, registrations and other governmental consents necessary for its operations to comply in all material respects with all applicable Environmental Laws (“Environmental Permits”), and the Company is, and since January 1, 2015 has been, in compliance in all material respects with the terms of such Environmental Permits and with all other applicable Environmental Laws;

(c)    there have been no Releases or threatened Releases of Hazardous Substances (i) at, on, about, under or migrating to or from at any real property (and any buildings, structures or improvements located thereon) currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company, or (ii) arising from or relating to the operations of or any products marketed, sold, leased, or distributed, by the Company; in each case, in a manner that has or would reasonably be expected to result in a liability under Environmental Law; and

(d)    Seller has delivered to Buyer copies of any environmental site assessments and any other material documents or correspondence possessed or initiated by Seller or the Company pertaining to Environmental Law and relating to the Company, in each case to the extent in the possession or control of the Company, Seller or Seller’s Affiliates.

Section 3.20    Tax.

(a)    All income and other material Tax Returns that are required to be filed by or with respect to the Company have been timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b)    All Taxes required to be paid by or with respect to the Company have been timely paid.

(c)    There is no Tax Proceeding pending or that has been threatened in writing by any Taxing Authority against the Company. No deficiency for Taxes has been asserted or assessed by any Taxing Authority in writing against the Company, except for deficiencies that have been fully satisfied by payment, settled, withdrawn or otherwise resolved. In the last three years, no written claim has been received from a Taxing Authority in a jurisdiction where the Company does not file income or franchise Tax Returns asserting that the Company is or may be subject to taxation by that jurisdiction.

(d)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not since expired.

(e)    The Company has complied in all material respects with all Applicable Laws relating to the collection and withholding of Taxes.

(f)    There are no Liens for Taxes upon any of the assets of the Company other than Permitted Liens.

(g)    Within the past two years, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(h)    The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(i)    The Company is not a party to any written Tax allocation, Tax sharing or Tax indemnification arrangements under which the Company would be liable after the Closing for Taxes of any other Person, other than any such arrangements that are pursuant to commercial agreements or arrangements not primarily related to Taxes.

(j)    In the last three years, the Company has not been a member of an affiliated group filing a combined, consolidated, unitary or other similar group Tax Return (other than an affiliated group of which the common parent is Parent or an Affiliate of Parent).

(k)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax law) required as a result of a change in method of accounting made prior to the Closing, (ii) “closing agreement” with a Taxing Authority executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) deferred revenue accrued or prepaid amounts received (in each case, for federal income Tax purposes), prior to the Closing, or (v) election under Section 108(i) or Section 965(h) of the Code made prior to the Closing.

(l)    The Company is a member of the affiliated group filing consolidated U.S. federal income Tax Returns of which Parent is the common parent. None of Parent, Seller or the Company has taken or agreed to take any action, and, to the Knowledge of the Company, no fact or circumstance within the control of Seller or any Affiliate of Seller exists, that would prevent or impede, or could reasonably be expected to prevent or impede, the making of the Section 338(h)(10) Election.

(m)    Notwithstanding anything to the contrary herein, except as set forth in this Section 3.20 and, to the extent relating to Taxes, Section 3.18, no representations or warranties are being made in this Agreement with respect to any matters related to Taxes.

Section 3.21    Billing Partners; Contractors; Customers.

(a)    Schedule 3.21(a) sets forth the name of each Billing Agreement Counterparty with whom the Company has had a material dispute at any time since the date on which the Company and such Billing Agreement Counterparty entered into the applicable Billing Agreement.

(b)    With respect to the network of Persons that are engaged by the Company as third party contractors and technicians that provide services to customers of the Company in connection with the Customer Contracts offered and sold by the Company (such network of third party contractors, the “Contractor Network”), the Company has (i) implemented reasonable systems and procedures with respect to vetting the qualifications of each member of the Contractor Network and (ii) taken commercially reasonable steps in accordance with normal industry practice to maintain good relations with the Persons that comprise the Contractor Network and retain such Persons as part of the Contractor Network. Schedule 3.21(b) sets forth the name of each current member of the Contractor Network with whom the Company has had a dispute that is material to the Company at any time in the past three years.

(c)    The Company has made available to Buyer each form of Customer Contract currently used by the Company. The Company does not provide or lease any products or services to customers under any terms and conditions (whether written or otherwise), other than such forms of Customer Contracts that have been made available to Buyer. Each Customer Contract is a valid and binding agreement of the Company and is in full force and effect and is enforceable in all material respects in accordance with its terms (subject to the General Enforceability Exceptions), and the Company is not in material default or material breach under the terms of any such

Customer Contract. The terms of the Customer Contracts and the Customer Contract Forms comply in all material respects with all Applicable Laws. Schedule 3.21(c) sets forth, as of the date that is two Business Days prior to the date hereof (each number rounded down to the nearest hundred): (i) the total number of Customer Contracts (separately reflecting (x) the total number of Customer Contracts under which the Company provides services to residential customers, and (y) the total number of Customer Contracts under which the Company leases products to residential customers), and (ii) the total number of customers of the Company (separately reflecting (x) the total number of customers party to Customer Contracts under which the Company provides services to residential customers, and (y) the total number of customers party to Customer Contracts under which the Company leases products to residential customers).

Section 3.22    Accounts Receivable. The accounts receivable reflected on the Balance Sheet or arising after December 31, 2017 and reflected on the accounting records of the Company (b) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims.

Section 3.23    Claims Under Prior Acquisition Agreements. Schedule 3.23 contains a true and correct list of (a) all agreements since January 1, 2012 between or among Seller or the Company (or their corporate or legal predecessors), on the one hand, and any other Person or Persons, on the other hand, relating to the acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any portion of the assets used by the Company in the conduct of its businesses (other than purchases by the Company of inventory and similar assets in the ordinary course of business consistent with past practices) (collectively, the “Prior Acquisition Agreements”), and (b) all claims for indemnification or breach, whether pending or resolved, made by Seller or any of its Affiliates or the Company under any of the Prior Acquisition Agreements. There are no deferred consideration, installment payment, earn-out or similar payments required under any of the Prior Acquisition Agreements. Neither the Company nor Seller has any material ongoing liabilities, indebtedness or other obligations under any of the Prior Acquisition Agreements.

Section 3.24    Bank Accounts. Schedule 3.24 sets forth a true and complete list of (a) all bank accounts (including lock box accounts) or safe deposit boxes (i) in the name of the Company or (ii) maintained by Seller or its Affiliates for the use or benefit of the Company or that are otherwise used by the Company in connection with the operation of its businesses, including the name and location of the institution at which such account is maintained and (b) the names of all persons authorized to draw on or have access to such accounts or safe deposit boxes.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, that:

Section 4.01    Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as currently conducted and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 4.02    Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes, and each Ancillary Agreement to be executed and delivered by Seller will, when so executed and delivered, constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the General Enforceability Exceptions.

Section 4.03    Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notice to, or consent or approval of, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and (b) the State Approvals.

Section 4.04    Noncontravention. Except as set forth on Schedule 3.04, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate its organizational documents or those of the Company, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of it or the Company or to a loss of any benefit to which Seller or the Company is entitled under, any provision of any agreement or other instrument binding upon it or the Company or (c) result in the creation or imposition of any Lien on any asset of the Company, except for any Permitted Liens, except in the case of the foregoing clauses (b) and (c), as would not reasonably be expected to materially impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Seller is or will be a party.

Section 4.05    Ownership of Shares. Seller is the sole record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to such Shares free and clear of any Lien.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, that:

Section 5.01    Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to hold any such governmental licenses, authorizations, permits, consents or approvals would not individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which Buyer is or will be a party.

Section 5.02    Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions.

Section 5.03    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notice to, or consent or approval of, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and the State Approvals and (b) any such action or filing as to which the failure to make or obtain, individually or in the aggregate, would not materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is or will be a party.

Section 5.04    Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the organizational documents of Buyer, (b) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law or (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer, except in the case of the foregoing clauses (b) and (c), as would not reasonably be expected to materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is or will be a party.

Section 5.05    Financial Capability . Buyer (a) has cash on hand which, together with committed capacity under existing credit facilities, is sufficient to pay the payments contemplated hereby and any expenses incurred by Buyer in connection with the transactions contemplated hereby and (b)  has the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

Section 5.06     Purchase for Investment; Accredited Investor. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or any state securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, unless pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 5.07    Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened in writing against, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Buyer is not subject to any judgment, injunction, order, decree or agreement of any Governmental Authority, except to the extent any such judgment, injunction, order, decree or agreement would not reasonably be expected to materially affect Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.08    Broker Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.09    Inspections; No Other Representations.

(a)    Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer agrees to accept the Shares and the Company in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company or Seller, except as expressly set forth in this Agreement.

(b)    Buyer acknowledges that, except for the representations and warranties expressly set forth in Articles 3 and 4, none of Seller, the Company, or any of their respective Affiliates or representatives has made or is making any express or implied representation or warranty of any nature to Buyer, its Affiliates or any of their representatives, at law or in equity, with respect to Seller, the Company or any of their respective Affiliates or any other matter related to the transactions contemplated hereby, and, subject to the last sentence of this Section 5.09, Buyer hereby expressly disclaims reliance on any such other representations or warranties (including as to the accuracy or completeness of any information provided to Buyer). Without limiting the generality of the foregoing, Buyer acknowledges that (i) the Company and Seller make no representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company (“Forecasts”) or (B) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or its businesses or operations, except as expressly set forth in this Agreement and (ii) the Forecasts have not been prepared in accordance with GAAP or standards applicable under any securities laws, such Forecasts reflect numerous assumptions and are subject to material risks and uncertainties, and actual results may vary, perhaps materially. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.09 will limit, in any way, any rights that Buyer may have to bring, pursue or prosecute a claim or action grounded in Fraud.

ARTICLE 6 COVENANTS

Section 6.01    Conduct of the Company. From the date hereof until the Closing Date, the Company will, and Seller will cause the Company to, conduct its businesses in the ordinary course consistent with past practice, and will use its commercially reasonable efforts to preserve intact and maintain its business organizations and relationships, including goodwill, with third parties (including Governmental Authorities, material customers and suppliers and service providers) and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 6.01, as otherwise expressly permitted by this Agreement, or as consented to in writing by Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not, and Seller will cause the Company not to:

(a)    adopt or propose any change in its certificate of incorporation or bylaws;

(b)    liquidate, dissolve, recapitalize, or otherwise wind up its business or otherwise alter its corporate existence;

(c)    merge or consolidate with any other Person or acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(d)    sell, lease, license or otherwise dispose of any material assets or property of the Company, except for sales, leases, licenses or dispositions of inventory or obsolete assets in the ordinary course consistent with past practice;

(e)    issue, sell, pledge, or authorize or propose the issuance, sale, or pledge of (i) any equity interests of the Company (including the Shares) or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities of the Company or (ii) any other securities in respect of, in lieu of, or in substitution for equity interests of the Company (including the Shares) outstanding on the date hereof;

(f)    split, combine, subdivide or reclassify any of the Company’s equity securities (including the Shares), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire the Company’s equity securities (including the Shares);

(g)    (i) amend, modify or waive performance in any material respect or terminate any Material Contract (other than the expiration of such Material Contract in accordance with its terms and excluding the termination of Contracts with Affiliates of Seller pursuant to Section 6.11), (ii) enter into a Contract that, had such Contract been entered into prior to the date hereof, would have been a Material Contract, or (iii) enter into any material Contract under which the execution, delivery and performance of this Agreement (including the sale of the Shares to Buyer) gives rise to any requirement or obligation to obtain the consent or waiver of, make any payment or other economic concession to, or give notice to, the counterparty thereto; provided, however, that the Company may extend or renew, on terms no less favorable in the aggregate to the Company or pursuant to the terms that are set forth in such Material Contract, any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six months after the date hereof

(h)    (i) cancel or forgive any material indebtedness, liabilities or obligations owed to the Company, or (ii) pay, settle or dismiss any claim or litigation, other than claims or litigation (or series of related claims or related litigation) seeking solely monetary damages of less than $250,000 (in the case of any individual claim or litigation or a series of related claims or litigations), in each case, other than with respect to resolution of customer warranty claims in the ordinary course of business; provided, that any amounts required to be paid in respect of the settlement of any such claims or litigation paid in full prior to the Closing or is expressly included in Closing Working Capital as a current liability; provided, further, that in no event will Seller, the Company or any of their respective Affiliates or representatives make any agreement in connection with the foregoing which would, or would reasonably be expected to, limit or change the conduct of the Company’s business on or after the Closing Date;

(i)    (i) incur, assume, endorse or guaranty any indebtedness of any kind outside the ordinary course of business consistent with past practice, other than inter-company obligations between the Company and Seller or its Affiliates under Contracts which will be terminated prior to Closing pursuant to Section 6.11, or (ii) make any loans or advances to any other Person, other than routine advances to employees in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material in amount;

(j)    make any capital expenditures or capital commitments except in the ordinary course of business consistent with past practices;

(k)    make, change or revoke any material Tax election, except that such elections may be made in the ordinary course of business;

(l)    make any changes to the Company’s method of accounting or its system of internal control over financial reporting, except as required by GAAP or Applicable Law;

(m)    except as required by Applicable Law or required by the terms of any Employee Plan in existence on the date hereof, as applicable, (i) increase the benefits payable under any existing change of control, severance or termination pay policy or employment agreement with any current or former Company Employee or Transferring Employee, in each case, impacting any obligations the Company will have following the Closing; (ii) establish, adopt, amend in any material respect, or terminate any employee benefit plan, agreement or arrangement in respect of any current or former Company Employee or Transferring Employee, in each case, that would have been an Employee Plan if it had been in effect as of the date hereof and, in each case, impacting any obligations the Company will have following the Closing; (iii) become party to, establish, adopt, amend, enter into, withdraw from, or terminate any collective bargaining, labor, works council, or similar agreement or arrangement, in each case, impacting any obligations the Company will have following the Closing; or (iv) increase the rate of compensation or benefits payable to any Company Employee, Transferring Employee or consultant or independent contractor of the Company, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay;

(n)    (i) hire any new officer or employee of the Company whose annual base salary would be in excess of $125,000 or terminate the services of any existing officer or employee of the Company whose annual base salary is in excess of $125,000 other than for cause or (ii) transfer the employment of any Company Employee from the Company to Seller or any Affiliate of Seller that is not the Company; or

(o)    agree or commit to do any of the foregoing.

provided, however, that in the event that the Company would be prohibited from taking any action by reason of this Section 6.01 without the prior written consent of Buyer, such action may nevertheless be taken without such consent if (x) the Company is required to take such action by Applicable Law or (y) the Company requests Buyer’s written consent and Buyer fails to respond in writing to such request within five Business Days after the date of such request; provided, further, that, except in the case of restricted Cash or cash reserves required to be held by the Company under Applicable Law, the Company will be entitled to pay cash dividends to Seller at any time prior to the delivery of the certificate setting forth the Estimated Closing Working Capital pursuant to Section 2.03(a) (but subject to the following proviso); and provided, further, that effective as of immediately prior to the Closing, the Company will pay a cash dividend to Seller such that as of the effective time of the Closing, the Company will have (and Closing Working Capital will include) no more than $500,000 of unrestricted Cash (plus the minimum amount of restricted Cash required to be maintained by the Company to comply with Applicable Law).

Section 6.02    Access to Company Information.

(a)    From the date hereof until the Closing Date, Seller and the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access, on reasonable notice and during regular business hours, to the offices, properties, books and records of the Company and appropriate officers and employees of the Company with the consent of the Company (such consent not to be unreasonably withheld) in connection with effecting the transactions contemplated by this Agreement and the Ancillary Agreements (including any such access as may be necessary or appropriate (i) to facilitate the implementation of any transition services to be provided pursuant to the Transition Services Agreement, and (ii) for Buyer to discuss potential retention arrangements with individual employees), and such access will not, in any case, include any invasive sampling or testing; provided that any requests for such access will be directed to Seller or such other Person as Seller may designate in writing from time to time. Any activities undertaken by Buyer and its counsel, financial advisors, auditors and other authorized representatives in connection with the access given by Seller and the Company pursuant to this Section 6.02(a) will be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation will be permitted to the extent it would require the Company to disclose (x) information subject to confidentiality obligations or attorney-client privilege or (y) prior to the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act, any information restricted only to a clean team to any individual who is not a member of Buyer’s clean team in accordance with the applicable terms of the Confidentiality Agreement.

(b)    Notwithstanding the foregoing, prior to the Closing, Buyer will not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other personal information of such individuals, in each case to the extent the disclosure thereof by Seller is prohibited by Applicable Law; provided that Seller, the Company and Buyer will cooperate to provide Buyer with access to personnel records, including through executing any nondisclosure, business associate or other similar agreements. Neither the Company nor Seller makes any representation or warranty as to the accuracy or completeness of any information (if any) provided pursuant to this Section 6.02.

(c)    Prior to the Closing, Seller or the Company will deliver, or will cause to be delivered, to outside counsel of Buyer, an electronic copy of the data room prepared by the Company in connection with the transactions contemplated by this Agreement.

Section 6.03    Resignations. The Company will deliver to Buyer the resignations of all officers and directors of the Company who will be officers, directors or employees of Seller or any Affiliate of Seller after the Closing Date from their positions with the Company at or prior to the Closing Date.

Section 6.04    Confidentiality.

(a)    Buyer acknowledges that the information made available to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Buyer and Southern Company Gas, dated February 7, 2018, as amended, modified or supplemented from time to time (the “Confidentiality Agreement”), which will remain in full force and effect in accordance with its terms until the Closing, and the Confidentiality Agreement will automatically terminate effective as of the Closing. The Confidentiality Agreement will survive any termination of this Agreement.

(b)    For a period of five years following the Closing, Seller will, and will cause its Affiliates to, keep strictly confidential and not disclose to any Person (other than employees and representatives of Buyer) any nonpublic information regarding the Company and its businesses which such Persons possess, it being agreed that information will not be considered nonpublic, and Seller and its Affiliates will have no obligation to keep the same confidential, if (i) such information is or becomes generally available to the public other than as a result of an act or omission by Seller or its Affiliates, (ii) Seller or any of its Affiliates received such information on a non-confidential basis from a Person not known to be subject to confidentiality obligations in respect thereof, (iii) such information is required to be disclosed by Seller or any of its Affiliates under Applicable Law and no suitable protective order or equivalent remedy is available or can reasonably be obtained, or (iv) such information is or was independently developed by Seller or its Affiliates not in violation of this Section 6.04.

Section 6.05    Post-Closing Access. On and after the Closing Date, Buyer will, upon reasonable prior notice by Seller, cause the Company to promptly afford to Seller and its agents reasonable access, during normal business hours, to the properties, books of account, financial and other records (including accountant’s work papers), information, employees and auditors of the Company to the extent necessary or useful for Seller in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company other than any dispute arising out of the transactions contemplated by this Agreement; provided that any such access by Seller will not unreasonably interfere with the conduct of the business of the Company and in no event will Buyer or the Company or any of their Affiliates be required to provide access to or disclose to Seller or its agents any information to the extent the access by or disclosure to Seller or its agents thereof would, or would reasonably be expected to, result in a waiver of attorney-client privilege or violate any obligations of confidentiality to which Buyer or the Company or such Affiliate is subject. Seller will bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 6.06    Contact with Customers and Suppliers. Prior to the Closing, Buyer and Buyer’s representatives will contact and communicate with the employees, customers, resellers, vendors, suppliers and other business relations (other than potential financing sources) of the Company in connection with the transactions contemplated by this Agreement only to the extent permitted by Applicable Law and with the prior written consent of the Company and Seller.

Section 6.07    Employee Benefits.

(a)    No later than five Business Days prior to the Closing Date, Seller will, or will cause Company to, provide Buyer with an updated Employee Schedule disclosing the updated list of the Company Employees and Transferring Employees in accordance with Section 3.17(a). Prior to the Closing Date, Seller will cause the employment of each employee of the Seller or an Affiliate whose work responsibilities exclusively relate to the business of the Company and is identified on the Employee Schedule, to be transferred to the Company (each, a “Transferring Employee”), and Seller will ensure that no other employee of Seller or any of its Affiliates (other than Company Employees) are employed by the Company. For the avoidance of doubt, (i) from and after the Closing Date, each Transferring Employee employed by the Company as of the Closing will constitute a Company Employee for purposes of this Section 6.07 and (ii) no Excluded Employee will be a Company Employee.

(b)    As of the Closing Date, Buyer will provide or offer, or will cause its Affiliates to provide or offer, each Company Employee, while such Company Employee is employed by Buyer or one of its Affiliates (including the Company), (i) for a period beginning on the Closing Date and expiring at the end of the first full calendar year following the year in which the Closing occurs, with (A) a base salary or wage rate and commission opportunities for call center personnel (but not bonus opportunities) that are no less favorable than the base salary or wage rate and commission opportunities for call center personnel provided by the Company or any of Seller’s Affiliates to such Company Employee immediately prior to the Closing Date; and (B) other employee benefits (excluding severance benefits, bonus opportunities, equity-based compensation, defined benefit plan and retiree health and welfare and life insurance benefits) that are substantially comparable in the aggregate to the employee benefits offered to such Company Employee immediately prior to the Closing Date, and (ii) for a period of 12 months beginning on the Closing Date, with a bonus opportunity and severance benefits under a severance plan or arrangement that are no less favorable than the bonus opportunity and severance benefits under a severance plan or arrangement provided by the Company or any of Seller’s Affiliates to such Company Employee immediately prior to the Closing Date.

(c)    With respect to any employee benefit plan maintained by Buyer or its Affiliates in which any Company Employee becomes a participant, for purposes of determining eligibility to participate, vesting, vacation, paid time-off, severance plan and the Buyer 401(k) Plan, each Company Employee’s service with the Company or any of its Affiliates (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized by the Company or any of its Affiliates) will be treated as service with Buyer and its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits, where such service was not recognized under a comparable Employee Plan immediately prior to the Closing, or where prior service is not recognized for similarly-situated employees of Buyer and its Affiliates.

(d)    Seller will fully vest all Company Employees in their account balances under the retirement savings plan in which such Company Employees participate (the “Seller’s 401(k) Plan”), effective as of the Closing. Effective as of the Closing, Buyer will maintain or designate, or cause to be maintained or designated, a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k), and 501(a) of the Code (the “Buyer’s 401(k) Plan”). Effective as of the Closing, the Company Employees will cease participation in Seller’s 401(k) Plan. The Company Employees will be eligible to participate and will commence participation in Buyer’s 401(k) Plan in accordance with the terms of Buyer’s 401(k) Plan. Seller and Buyer will cooperate and use commercially reasonable efforts to (i) permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but excluding any amounts deferred into a Roth account) to Buyer’s 401(k) Plan in cash in an amount equal to the full account balance distributed to such Company Employee from Seller’s 401(k) Plan (other than any amounts deferred in a Roth account) and, (ii) to the extent the applicable Company Employee is making rollover contributions in accordance with clause (i), permit such rollover contributions in the form of notes as representing an employee loan under Seller’s 401(k) Plan, and Buyer will take (or cause to be taken) any and all reasonable actions as may be required to provide that Company Employees may continue to service any such loans through payroll deductions after the Closing; provided that, with respect to Company Employee rolling over employee loans, such rollover will be effected through Seller causing the trustees of the Seller’s 401(k) Plan to transfer to the trustees of the Buyer’s 401(k) Plan the amounts representing the account balances and underlying assets (in cash) and liabilities (including the outstanding loan balances and excluding any assets relating to Roth accounts) in a manner that complies with Section 414(l) of the Code and ERISA.

(e)    Seller will fully vest all Company Employees in their benefits accrued under The Southern Company Pension Plan (the “Seller’s Pension Plan”), effective as of the Closing. Effective as of the Closing, the Company Employees will cease participation in Seller’s Pension Plan. Seller and Buyer will cooperate and use commercially reasonable efforts to permit each Company Employee who is a Cash Balance Benefit Formula Participant (as that term is defined in Seller’s Pension Plan) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to Buyer’s 401(k) Plan in cash in an amount equal to the distributed Cash Balance Account (as that term is defined in Seller’s Pension Plan) from Seller’s Pension Plan. All Company Employees participating in Seller’s Pension Plan who are not Cash Balance Benefit Formula Participants will be treated as terminating service under such plan effective as of the Closing.

(f)    Except as expressly accrued for and included in Closing Working Capital (which, for purposes of clarity, will in no case include any pension or similar retirement benefits), and except to the extent that Buyer provides a health flexible spending account benefit to any Company Employee immediately following the Closing and subject to the last sentence of this Section 6.07(f), Seller will retain all liability with respect to the Employee Plans (excluding Company Plans), including the Seller’s Pension Plan, all nonqualified deferred compensation plans, and the Health and Welfare Plan for Retired & Inactive Employees of Southern Company Gas, in each case with respect to all current and former Company Employees as well as those employees of Seller whose work responsibilities related primarily to the business of the Company, and who retired prior to the Closing. In addition, Seller will retain all liability with respect to the Excluded Employees, including any severance payments or benefits paid or provided to the Excluded Employees at any time. As of the Closing Date, with respect to each Company Employee who currently participates in an Employee Plan that is a health flexible spending account plan (the “Seller FSA Plans”), Seller will, or will cause the Company to, transfer, from the Seller FSA Plans to the applicable health flexible spending account plan designated by Buyer (the “Buyer FSA Plan”) the account balances (positive or negative) of such Company Employees. Each Company Employee will be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan. As soon as reasonably practicable following the Closing Date, but no later than ten days after the Closing Date, Seller will provide Buyer with a reconciliation of the underspent and overspent flexible spending accounts of Company Employees in the Seller FSA Plans. Amounts forfeited by Company Employees in the Buyer FSA Plan at the end of the plan year during which the Closing occurs will be assets of Buyer.

(g)    To the extent permitted by Applicable Law, Buyer will provide credit to each Company Employee for all accrued but unpaid vacation available to such Company Employee immediately prior to the Closing Date; provided that the aggregate liability of the Company, Seller and its Affiliates for all such accrued but unpaid vacation relating to the Company Employees that has been accrued as of the Closing will be included as a current liability for purposes of Closing Working Capital. Subject to Section 6.07(b), on and after the Closing Date, each Company Employee will be eligible to accrue additional vacation, sick leave, or personal time off in accordance with the applicable policies of Buyer or one of its Affiliates (other than the Company) as in effect from time to time.

(h)    As of the Closing, each Company Employee who is a participant in an annual cash performance pay program of the Company, Seller, or an Affiliate of Seller (a “PPP”) will be eligible to participate in an annual incentive program maintained by Buyer or one of its Affiliates (an “Incentive Program”) that will provide that (i) with respect to the portion of the Incentive Program relating to the portion of the year from the beginning of the applicable performance period through the Closing Date, target level under the applicable PPP will be deemed to have been achieved and (ii) the portion of the Incentive Program relating to the period beginning after the Closing Date and ending at the end of the applicable performance period will be based on actual performance, with the bonus opportunity for Company Employees under the Incentive Program to be at a level that is substantially the same as similarly situated employees of Buyer and will be paid at the same time and on the same terms as for other similarly situated participants in the Incentive Program. The aggregate liability of the Company, Seller and its Affiliates for awards under the PPP with respect to the Company Employees under the PPP accrued as of the Closing will be included as a current liability for purposes of Closing Working Capital.

(i)    Notwithstanding anything to the contrary set forth herein, with respect to each Company Employee who is eligible to participate in the Southern Company Long-Term Incentive Program, as governed by the Southern Company Omnibus Incentive Compensation Plan, as of the Closing and would be eligible to receive equity grants pursuant to the terms of Buyer’s and its Affiliates’ 2017 Omnibus Equity Compensation Plan and Buyer’s and its Affiliates’ Long-Term Performance Plan (“Buyer Equity Program”), Buyer will use commercially reasonable efforts to make such Company Employee an annual equity grant subject to all of the terms and conditions of the Buyer Equity Program on substantially the same terms and timing as annual equity grants under the Buyer Equity Program made to similarly situated employees of Buyer.

(j)    As of the Closing, Company Employees will no longer be eligible to participate in the active health and welfare benefit plans sponsored by Seller or an Affiliate. Buyer will, to the extent permitted by the applicable employee benefit plan sponsored by Buyer or its Affiliates (“Buyer Plan”), use commercially reasonable efforts to waive, or will cause its Affiliates to use commercially reasonable efforts to waive, any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Plan immediately prior to the Closing. Subject to Seller or the Company providing, or causing an Affiliate to provide, Buyer with accurate data requested by Buyer in a timely manner, and to the extent permitted by the applicable Buyer Plan, Buyer will use commercially reasonable efforts to recognize, or will cause its Affiliates to use commercially reasonable efforts to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Company Employee (and his or her eligible dependents) prior to the Closing for purposes of satisfying any analogous deductible and co-payment limitations and out-of-pocket requirements under the relevant welfare benefit plans in which such Company Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing. For the avoidance of doubt, Seller will remain liable for benefits and claims incurred by Company Employees under its health and welfare benefit plans through the Closing, and Buyer will be liable for benefits and claims incurred by Company Employees under its health and welfare plans from and after the Closing.

(k)    As soon as practicable after the date hereof, Seller will, or will cause the Company or an Affiliate of Seller to, provide to Buyer all Company Employee and Transferring Employee related data reasonably requested by Buyer prior to the date hereof in order to set up payroll for the Company Employees and Transferring Employees and otherwise provide employee benefits to Company Employees and Transferring Employees immediately following the Closing.

(l)    Without limiting the generality of the last sentence of Section 10.10, nothing in this Section 6.07, express or implied, is intended to or will confer upon any other Person, including any current or former Company Employees, Transferring Employees or any beneficiary thereof any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Section 6.07 will constitute an amendment of, or an undertaking to amend or an obligation to continue, any Employee Plan or any employee benefit plan, program or arrangement maintained by Buyer or its Affiliates and any such plan, program or arrangement may be amended or terminated in accordance with its terms and any Applicable Law. Nothing in this Section 6.07 will create any obligation on the part of Buyer or its Affiliates, as applicable, to continue to employ any Company Employee for any definite period following the Closing Date.

Section 6.08    Reasonable Best Efforts; Further Assurances; Regulatory Approvals.

(a)    Subject to the terms and conditions of this Agreement, Buyer and Seller will, and will cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including seeking the State Approvals. Seller and Buyer agree that Seller, prior to the Closing, and Buyer, after the Closing, will cause the Company to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of the foregoing, each of Buyer and Seller will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within ten Business Days of the date hereof. Each of Buyer and Seller will (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party (which will not be unreasonably withheld, conditioned or delayed).

(c)    Buyer will offer to take (and if such offer is accepted, commit to take) with respect to the Company all actions necessary to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation thereof. In furtherance of the foregoing, Buyer will agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company; provided that any such action will be conditioned upon the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) in no event will Buyer or its Affiliates be required to divest, hold separate or take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of Buyer or its Affiliates, and (ii) in no event will Buyer or its Affiliates be required to, and Seller will not, without the prior written consent of Buyer, in connection with obtaining the approval of any Governmental Authority, consent to or take any action that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on the Company.

(d)    Each party will (i) promptly notify the other party of any written communication relating to the transactions contemplated by this Agreement to that party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority and, subject to Applicable Law, permit the other party to review in advance, and consult with and consider in good faith the views of such other party in connection with, any proposed written communication relating to the transactions contemplated by this Agreement to any of the foregoing; (ii) to the extent practicable, not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party as promptly as practicable with copies of all substantive correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with the transactions contemplated by this Agreement; provided, that the parties may, as each deems reasonably necessary, designate any competitively sensitive material provided to the other party under this Section 6.08 as “outside counsel only”; provided, further, that materials provided to the other party or its outside counsel pursuant to this Section 6.08 may be redacted to remove references (i) concerning the valuation of the Company, (ii) as regards Buyer’s plans for conducting its business or that of the Company after consummation of the transactions contemplated hereby or (iii) information unrelated to the transactions contemplated by this Agreement.

(e)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will require, or be deemed to require, Seller or any of Seller’s Affiliates, to propose, negotiate, offer to commit, effect or agree to (i) any sale, divestiture, license or disposition of assets or businesses or (ii) any behavioral remedy; provided, that for the avoidance of doubt, this Section 6.08(e) will not be deemed to prohibit any action required to be taken with respect to the Company under this Section 6.08.

Section 6.09    Certain Filings; Consents. Seller and Buyer will cooperate with one another (a) in determining whether any action by or in respect of, or filing with or notice to, or consent or approval of, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and using commercially reasonable efforts to obtain any such actions, consents, approvals or waivers.

Section 6.10    Public Announcements. Seller and Buyer acknowledge and agree that they have agreed upon the timing of the issuance and filing of, and their respective forms of, press releases and related filings with the Securities and Exchange Commission to be issued and filed announcing the execution and delivery of this Agreement. Following the issuance of such press releases and prior to the Closing, no party hereto will issue, or permit any of its Affiliates or representatives to issue, any press release or otherwise make any public statements or announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other party, except as otherwise determined to be necessary or appropriate to comply with Applicable Law or any rules or regulations of any supervisory, regulatory or other Governmental Authority having jurisdiction over it or any of its Affiliates (including the Securities and Exchange Commission and the New York Stock Exchange), in which case the party required to issue such press release or public announcement will use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, the parties hereto will consult with each other and reasonably cooperate concerning the means by which the employees, customers, and suppliers of the Company and others having dealings with the Company will be informed of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement will limit either party’s (or either party’s respective Affiliates’) rights to disclose the existence of this Agreement and the general nature of the transaction described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community.

Section 6.11    Intercompany Arrangements.

(a)    All intercompany accounts between Seller or its Affiliates, on the one hand, and the Company, on the other hand, will be settled as of the Closing (irrespective of the terms of payment of such intercompany accounts) and the Company will be fully and unconditionally released and discharged from all liabilities and obligations in connection therewith effective as of no later than the Closing.

(b)    Except as set forth on Schedule 6.11(b), each Contract between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, will be terminated at or before the Closing without further liability to the Company or Buyer.

(c)    Immediately after the Closing, Buyer will cause the Company, on the one hand, and Seller will cause its Affiliates identified on Schedule 6.11(c), on the other hand, to enter into the Contracts set forth on Schedule 6.11(c) in the forms agreed to by Buyer and Seller prior to the date hereof.

Section 6.12    Tax Matters.

(a)    Section 338(h)(10) Election.

(i)    Buyer will, and Parent will cause Tax Parent to, jointly make a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under any applicable state or local Tax law) with respect to the acquisition of the Company pursuant to this Agreement (collectively, the “Section 338(h)(10) Election”).

(ii)    Parent and Buyer will, and Parent will cause Tax Parent to, cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax laws (collectively, the “Section 338(h)(10) Forms”). Buyer will, and Parent will cause Tax Parent to, timely file such Section 338(h)(10) Forms with the applicable Taxing Authorities. Each of Parent and Buyer agrees that it will not, and will not permit any of its Affiliates (including in the case of Parent, Tax Parent) to, revoke the Section 338(h)(10) Election following the filing of the Section 338(h)(10) Forms.

(iii)    Prior to the Closing, Parent and Buyer will (or will cause their relevant Affiliates to) agree on the form and content of, and at Closing, Parent and Buyer will (or will cause their relevant Affiliates to) each deliver to the other party a duly executed IRS Form 8023 that reflects the Section 338(h)(10) Election (and, upon prior written request of Buyer submitted to Seller as soon as practicable after the date hereof and in no event less than five Business Days prior to the Closing Date, any analogous form required to effectuate the Section 338(h)(10) for state or local Tax purposes); provided that any such Section 338(h)(10) Form that is required to reflect the final Purchase Price (determined pursuant to Section 2.04) or Purchase Price Allocation (determined pursuant to

Section 6.12(b)) will be delivered with such portions remaining blank, and Buyer will complete such portions promptly following, and reflecting, the final determination of the Purchase Price (pursuant to Section 2.04) and the Purchase Price Allocation (pursuant to Section 6.12(b)), and will provide a completed draft of such Section 338(h)(10) Form to Seller for Seller’s review prior to filing such Section 338(h)(10) Form.

(iv)    For all U.S. federal (and, as applicable state and local) income Tax purposes, Parent and Buyer agree to (and agree to cause their respective Affiliates (including in the case of Parent, Tax Parent) to) treat the sale of the Shares pursuant to this Agreement in accordance with Applicable Law, including Treasury Regulations Section 1.338(h)(10)-1 (the “Transaction Tax Treatment”).

(b)    Purchase Price Allocation.

(i)    No later than 120 days after the Purchase Price is finally determined hereunder pursuant to Section 2.04, Buyer will deliver to Seller a proposed allocation of the Purchase Price (as adjusted to take into account any payment pursuant to Section 2.04) and other amounts treated as consideration for federal income (and other applicable) Tax purposes, which allocation will be consistent with the Transaction Tax Treatment and will be prepared in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Buyer’s Draft Allocation”). If Seller disagrees with Buyer’s Draft Allocation, Seller may, within 30 days after delivery of Buyer’s Draft Allocation, deliver a notice (“Seller’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation of the Purchase Price (and other relevant amounts). If Seller’s Allocation Notice is delivered to Buyer within such 30 day period, Seller and Buyer will, during the 20 days following such delivery, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (and other relevant amounts). If Seller and Buyer are unable to reach such agreement within such 20 day period, then the parties will submit Buyer’s Draft Allocation and Seller’s Allocation Notice to the Accounting Firm to resolve all disputed items. Buyer will bear all fees, costs, expenses and other charges payable in connection with the Accounting Firm’s services to resolve such disputes. The allocation of the Purchase Price (and other relevant amounts) as prepared by Buyer (if no Seller’s Allocation Notice has been timely delivered), as adjusted pursuant to any agreement reached by Seller and Buyer, if any, or as determined by the Accounting Firm (the “Purchase Price Allocation”), will be conclusive and binding on all parties. The Purchase Price Allocation will be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the Purchase Price under this Agreement.

(ii)    Parent and Buyer will (and will cause their Affiliates (including in the case of Parent, Tax Parent) to) (A) prepare and file all Tax Returns (including the Section 338(h)(10) Forms), in a manner consistent with the Transaction Tax Treatment, the Section 338(h)(10) Election and the Purchase Price Allocation and (B) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Claim, any Tax Proceeding or otherwise, in each case, except to the extent otherwise required by Applicable Law, including pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Applicable Law).

(c)    Straddle Periods. To the extent permitted or required by Applicable Law, the taxable year of the Company that includes the Closing Date will be treated as closing on (and including) the Closing Date. To the extent not permitted or required by Applicable Law such that there will be a Straddle Period, for purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of the Company allocable to the Pre-Closing Period will be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) Taxes (other than Property Taxes) of the Company allocable to the Pre-Closing Period will be computed as if such taxable period ended as of the end of the day on the Closing Date. Exemptions, allowances or deductions for any Straddle Period that are calculated on an annual basis will be allocated to the portion of the Straddle Period in the same manner as set forth in the preceding sentence.

(d)    Tax Returns.

(i)    Parent or Seller, as applicable, will prepare and timely file or will cause Tax Parent to prepare and timely file (x) any Consolidated Tax Return, (y) any Tax Return (other than any Consolidated Tax Return) that is required to be filed by or with respect to the Company for any taxable period that ends on or before the Closing Date (taking into account any extensions) (a “Pre-Closing Separate Tax Return”) and (z) any Straddle Period Tax Return or other Tax Return by or with respect to the Company that is required to be filed on or before the Closing Date. With respect to any Pre-Closing Separate Tax Return that is required by Applicable Law to be filed after the Closing Date by Buyer, (a) Seller will deliver, or cause to be delivered, to Buyer any such Tax Return at least ten days prior to the due date for filing such Tax Returns (taking into account any extensions) or such shorter period as is reasonable given the nature of such Tax Return for Buyer’s review and comment, (b) Seller will consider in good faith any reasonable comments timely provided by Buyer in writing not less than five days prior to the due date for filing such Tax Return (taking into account any extensions) and (c) Buyer will timely file or cause to be timely filed such Tax Returns. Buyer will promptly provide (or cause to be provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 6.12(d)(i).

(ii)    Except for any Tax Return required to be prepared by Parent or Seller (or caused to be prepared by Parent or Seller) pursuant to Section

6.12(d)(i), Buyer will prepare and timely file and pay or cause to be prepared and timely filed and paid all Tax Returns with respect to the Company that is required to be filed after the Closing Date. With respect to any Tax Return for a Straddle Period (other than a Straddle Period Tax Return required to be filed on or before the Closing Date), Buyer will prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the Company (or of Seller with respect to the Company) except to the extent required by Applicable Law. Buyer will deliver to Seller for its review, comment and approval (which approval will not be unreasonably withheld, conditioned or delayed) a copy of such Straddle Period Tax Returns at least 15 days prior to the due date thereof (taking into account any extensions) or such shorter period as is reasonable given the nature of such Tax Return. Buyer will consider in good faith any reasonable comments provided by Seller.

(e)    Tax Claims.

(i)    If any Taxing Authority asserts a Tax Claim, then the party to this Agreement first receiving written notice of such Tax Claim promptly will provide written notice thereof to the other party; provided, however, that the failure of such party to give such prompt notice will not relieve the other party of any of its obligations under this Section 6.12, except to the extent that the other party is prejudiced by such failure. Such notice will specify in reasonable detail the basis for such Tax Claim and will include a copy of the relevant portion of any correspondence received from the Taxing Authority. In addition, Buyer agrees to promptly provide to Seller any notices or written inquiries received from a Taxing Authority that pertain to a Consolidated Tax Return.

(ii)    Seller will have the right (but not the obligation) to control (including the selection of counsel) at its own expense any Tax Proceeding with respect to the Company for a taxable period that ends on or before the Closing Date. Buyer will control (including selection of counsel) (x) at its own expense any Tax Proceeding with respect to the Company for a Straddle Period or Post-Closing Period, and, (y) at Seller’s expense, any Tax Proceeding with respect to the Company for a taxable period that ends on or before the Closing Date that Seller decides not to control (and conveys its decision not to so control such Tax Proceeding to Buyer in writing). With respect to any Tax Proceeding for a taxable period that ends on or before the Closing Date and is controlled by Buyer, or any Straddle Period, (A) the controlling party will provide the non-controlling party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) the controlling party will consult with the non-controlling party before taking any significant action in connection with such Tax Proceeding, (C) the controlling party will consult with the non-controlling party before submitting any significant written materials prepared or furnished in connection with such Tax Proceeding, (D) the controlling party will defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (E) the non-controlling party will be entitled to participate in such Tax Proceeding and attend and participate in any meetings, calls or conferences with the relevant Taxing Authority and (F) the controlling party will not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the non-controlling party, which consent will not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment would give rise to any Tax liability or indemnification obligation of the other party pursuant to this Agreement.

(f)    Consolidated Tax Returns. Notwithstanding anything in this Agreement to the contrary (including Section 6.12(d), Section 6.12(e), and Section 6.12(i)), (i) in no event will Buyer or any Affiliate of Buyer (including, after the Closing, the Company) have any rights or access to any Consolidated Tax Return or any other consolidated, affiliated, combined, unitary or other similar group Tax Return that includes Seller or any Affiliate of Seller, (ii) Seller and its Affiliates will have the exclusive right to control the preparation and filing of such Tax Returns and (iii) Seller and its Affiliates will have exclusive control over any Tax Claim or Tax Proceeding relating to any such Tax Return and make all decisions taken in connection therewith and Buyer will have no right to participate.

(g)    Tax Refunds. Any Tax refund that is received by the Company or any Affiliate of the Company after the Closing, and any amount credited against Tax to which the Company or any Affiliate of the Company becomes entitled after the Closing, for or with respect to Taxes paid by Seller, an Affiliate of Seller, or the Company for a Pre-Closing Period, will be for the account of Seller, except to the extent such refunds or credits were reflected as an asset in the Final Working Capital, and Buyer will, or will cause its applicable Affiliate to, pay over to Seller an amount equal to any such refund or credit, net of any (x) Tax imposed on the receipt of such refund or credit and (y) reasonable expenses incurred to obtain such refund or credit, within 15 days after receipt thereof or entitlement thereto. Any refunds or credits of Taxes of the Company for any Straddle Period will be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 6.12(c). Buyer will cause the Company, to the extent permitted by Applicable Law, to carry forward any Tax asset arising in any Post-Closing Period that could be carried back to a Pre-Closing Period.

(h)    Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Company pursuant to all Tax allocation, sharing, indemnification or similar agreements or arrangements (other than this Agreement), if any, to which any of the Company, on the one hand, and Parent or any of its Affiliates (including Tax Parent), on the other hand, are parties, will terminate, and neither Parent or any of its Affiliates (including Tax Parent), on the one hand, nor the Company, on the other hand, will have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

(i)    Buyer Tax Acts. Buyer will not (with respect to the Company), and will not cause or permit the Company or any Affiliate of Buyer (with respect to the Company) to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed): (i) file any Tax Return for a Pre-Closing Period in a jurisdiction where the Company has not historically filed Tax Returns, except as required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Applicable Law) with respect to a Tax Claim or Tax Proceeding controlled by Seller (or any Affiliate of Seller) or a determination for which prior written notice was provided by Buyer to Seller, (ii) initiate discussions or examinations with any Taxing Authority regarding Taxes with respect to any Pre-Closing Period or make any voluntary disclosures with respect to Taxes for any Pre-Closing Period, (iii) take any action outside of the ordinary course of business on the Closing Date after the Closing or (iv) amend, revoke, refile or otherwise modify any Tax Return of or with respect to the Company that relates to a Pre-Closing Period (except as required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Applicable Law) with respect to a Tax Claim or Tax Proceeding controlled by Seller (or any Affiliate of Seller) or a determination for which prior written notice was provided by Buyer to Seller), or make, revoke or modify any Tax election that would be effective for any Pre-Closing Period (each of (i)-(iv), a “Buyer Tax Act”).

(j)    Tax Indemnity.

(i)    From and after the Closing, Parent and Seller will indemnify and hold harmless Buyer and its Affiliates from and against (without duplication and to the extent not taken into account in the determination of Final Working Capital) any liability for Taxes arising out of, relating to or resulting from: (A) any Taxes of the Company for a Pre-Closing Period, (B) any Taxes of Parent, Seller or any of their Affiliates for which the Company is liable under Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law), as transferee or successor pursuant to a transaction or event occurring prior to Closing, or by reason of having been a member of a consolidated, affiliated, combined or other similar group for Tax purposes at any time before the Closing, (C) any Taxes (other than Transfer Taxes) imposed on Parent or any Affiliate thereof (or Buyer as a method of collecting such Taxes of Parent or any Affiliate of Parent) for the sale of the Shares pursuant to this Agreement (including, for the avoidance of doubt, any income Taxes imposed on the deemed asset sale pursuant to Treasury Regulations Section 1.338(h)(10)-1(d) resulting from the Section 338(h)(10) Election, (D) any breach by Parent or Seller of any covenant in Section 6.12, (E) any Taxes resulting from any action or inaction of Parent, Seller, or any of their Affiliates, or from any fact or circumstance in existence on or before the Closing that is known to, and within the control of, Parent or any Affiliate of Parent (including Tax Parent), that causes the Section 338(h)(10) Election to be invalid for U.S. federal income Tax purposes (including, for the avoidance of doubt, if the Section 338(h)(10) Election is invalid because Seller is not a member of the affiliated group of corporations filing a consolidated Tax Return of which Parent or an Affiliate of Parent is the common parent immediately prior to Closing; but excluding, for the avoidance of doubt, if the Section 338(h)(10) Election is invalid as a result of (x) any action or inaction of Buyer or any Affiliate of Buyer (including any such action or inaction of Buyer or its Affiliate that results in Buyer acquiring stock of the Company possessing less than 80% of the total voting power of the Company or having value of less than

80% of the total value of the stock of the Company) or (y) Buyer not being a corporation, and (F) Seller’s portion of Transfer Taxes pursuant to Section 10.04. Parent’s and Seller’s obligation to indemnify and hold harmless Buyer and its Affiliates from any Taxes pursuant to this Section 6.12(j)(i) will survive until 30 days after the expiration of the applicable statute of limitations.

(ii)    From and after the Closing, Buyer will indemnify and hold harmless Seller and its Affiliates from and against (without duplication) any liability for Taxes arising out of, relating to or resulting from: (A) any breach by Buyer of any covenant in Section 6.12 (including any Buyer Tax Act), and (B) Buyer’s portion of any Straddle Period Taxes and Transfer Taxes pursuant to this Agreement; provided, that Buyer will not be required to indemnify Seller or its Affiliates from and against any liability for Taxes for which Seller or its Affiliates are responsible under Section 6.12(j)(i). Buyer’s obligation to indemnify and hold harmless Buyer and its Affiliates from any Taxes pursuant to this Section 6.12(j)(ii) will survive until 30 days after the expiration of the applicable statute of limitations.

(iii)    Any indemnity payment required to be made pursuant to this Section 6.12(j) will be made within ten days after the indemnitee makes written demand upon the indemnifying party, provided that such written demand includes adequate evidence to substantiate the incurrence and amount of the Loss for which indemnification was claimed.

(iv)    In no event will Buyer or any of its Affiliates have a right to indemnification under Section 6.12(j)(i) for any Losses to the extent such Losses are based on Taxes: (i) that are due to the unavailability in any Post-Closing Period of any net operating losses or other Tax asset from a Pre-Closing Period; (ii) resulting from transactions or actions taken by Buyer, the Company or any of their respective Affiliates after the Closing on the Closing Date outside the ordinary course of business and that are not contemplated by this Agreement; (iii) that result from a breach by Buyer of any covenant in Section 6.12(d) (Tax Returns), Section 6.12(e) (Tax Claims) or Section 6.12 (i) (Buyer Tax Acts); or (iv) that result from Buyer’s failure to file any Section 338(h)(10) Forms to make a corresponding Section 338(h)(10) Election under any applicable state or local Tax law pursuant to Section 6.12(a).

(v)    The amount of any Losses for which indemnification is provided by Seller to Buyer under this Section 6.12 will be net of any amounts actually recovered by Buyer and its Affiliates as a result of such Loss under insurance policies (including the R&W Insurance Policy), net of expenses incurred in collecting such amount, including any deductible amount paid by Buyer and its Affiliates. For the avoidance of doubt, Buyer will not be obligated to pursue a claim for a Loss under the R&W Insurance Policy, and Buyer may seek payment from Parent or Seller immediately pursuant to Section 6.12(j)(iii), with respect to any Taxes due on a Tax Return filed by Buyer pursuant to Section 6.12(d) or with respect to any Taxes that are excluded from coverage by the R&W Insurance Policy.

(k)    Any payments made pursuant to this Section 6.12 will be treated by the parties as an adjustment to the Purchase Price, including for federal income (and other applicable) Tax purposes, except to the extent otherwise required by Applicable Law.

(l)    Seller and Buyer will cooperate as reasonably requested by the other party in the preparation and filing of Tax Returns and responding to and resolving any Tax Claim or Tax Proceeding, in each case relating to Pre-Closing Period Taxes of the Company, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney and other reasonably necessary materials. Buyer agrees to retain or cause to be retained all books and records pertinent to the Company (including Tax Returns) until the applicable period for assessment under Applicable Law (giving effect to any applicable extensions or waivers) has expired, and to abide by or cause such abidance with all record retention agreements entered into with any Taxing Authority. Buyer agrees to give (or cause to be given to) Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, the Company will allow Seller to take possession of such books and records.

Section 6.13    Director and Officer Liability. As of the Closing, Buyer will cause the Company, and the Company hereby agrees, to do the following:

(a)    For six years following the Closing, the Company will indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof.

(b)    For six years following the Closing, Buyer will cause to be maintained in effect provisions in the Company’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Company) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    Prior to the Closing, the Company will or, if the Company is unable to, Buyer will cause the Company as of the Closing to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with an AM Best rating of at least an A-VII with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. If the

Company for any reason fails to obtain such “tail” insurance policies as of the Closing, the Company will continue to maintain in effect, for a period of at least six years from and after the Closing, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with an AM Best rating of at least an A-VII with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Company will purchase from the Company’s current insurance carrier or from an insurance carrier with an AM Best rating of at least an A-VII with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event will Buyer or the Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Company will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(d)    If Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or liquidates or winds up, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Buyer or the Company, as the case may be, will assume the obligations set forth in this Section 6.13.

(e)    The rights of each Person subject to indemnification under this Section will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company, or under Applicable Law or under any agreement of any such Person with the Company. These rights will survive consummation of the Closing and are intended to benefit, and will be enforceable by, each such Person.

Section 6.14    No Control of the Company. Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.15    Use of Name; Phase Out. Within 90 days following the Closing (the “Wind-down Period”), Buyer will, and will cause the Company to, cease using the Excluded Intellectual Property Rights, including removing (including by irreversibly covering) the Excluded Intellectual Property Rights from any properties or assets of the Company that are in the possession or control of the Company, and Buyer will not, and will cause the Company not to, use the Excluded Intellectual Property Rights, and Buyer acknowledges that it and its Affiliates have no rights whatsoever to use the Excluded Intellectual Property Rights or such related Intellectual Property Rights, except as provided herein; provided, that following the Wind-down Period, Buyer and its Affiliates

(including the Company), and their respective successors and assigns, may maintain books and records containing the Excluded Intellectual Property Rights for archival, compliance or other similar purposes. At the Closing, or as soon as reasonably practicable after (but in any event within two Business Days after the Closing Date), Buyer will cause the Company to file appropriate documents with the relevant Governmental Authority removing the word “Nicor” from its legal name. Notwithstanding Buyer’s right to use the Excluded Intellectual Property Rights for the time period set forth above, Buyer agrees that (a) neither Buyer nor any of its Affiliates will be deemed an agent, representative or joint venture partner of Seller, (b) Seller and its Affiliates will retain sole and exclusive ownership of the Excluded Intellectual Property Rights, and all goodwill and rights related thereto and (c) Buyer and its Affiliates will not knowingly take any action in respect of the Excluded Intellectual Property Rights that would adversely affect Seller or its Affiliates, or the interest of Seller or its Affiliates in the Excluded Intellectual Property Rights.

Section 6.16    FIRPTA. At or prior to the Closing, Seller will deliver to Buyer a duly completed and executed certification of non-foreign status of Seller prepared in accordance with Section 1.1445-2(b)(2) of the Treasury Regulations.

Section 6.17    Exclusivity. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller and the Company will not, and will cause their respective Affiliates and representatives not, directly or indirectly, to (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a direct merger, consolidation, business combination, purchase or disposition of the Company (or any portion thereof), the properties or assets of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers with respect to an Acquisition Transaction, (c) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing with respect to the Company. For the avoidance of doubt, nothing in this Section 6.17 is intended to restrict or limit Seller or any of Seller’s Affiliates (other than the Company) from entering into, engaging in or consummating any transaction not involving the Company. Seller and the Company will, and will cause their respective Affiliates and representatives to, cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. Seller agrees, and will cause the Company and Seller’s Affiliates to agree, not to release any third party from the confidentiality provisions of any agreement to which Seller or the Company is a party in connection with an Acquisition Transaction.

Section 6.18    Restrictive Covenants.

(a)    For a period of two years from and after the Closing Date (the “Restricted Period”), Parent and Seller will not, and will cause their respective Affiliates not to, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, invest in, or carry on a Competing Business Activity within the Territory. Notwithstanding the foregoing, Seller and its Affiliates will not be prohibited from or restricted in any way with respect to:

(i)    holding a passive investment of 5% or less of the outstanding equity securities and economic interest of any Person that is engaged in a Competing Business Activity within the Territory;

(ii)    acquiring an interest in a Person engaged in a Competing Business Activity (an “Acquired Person”) within the Territory, if such Acquired Person derives less than 15% of its annual revenues from such Competing Business Activity;

(iii)    the acquisition or holding of any securities of any Person that is engaged in a Competing Business Activity within the Territory by any employee benefit plan of Seller or any Affiliate of Seller solely for financial investment purposes; or

(iv)    the indirect passive investment in any Person engaged in a Competing Business Activity within the Territory by funds in which Seller or any Affiliate of Seller is invested as a limited partner with less than 20% of the aggregate capital commitment of such fund.

(b)    During the Restricted Period, Parent and Seller will not, and will cause their Affiliates not to, whether for its or their own account or for the account of any other Person, solicit, offer employment to or hire any Company Employee (including, for the avoidance of doubt, the Transferring Employees); provided, that the foregoing will not prohibit (i) any general advertisements or solicitations of employment by Parent, Seller or any of their Affiliates or (ii) Parent, Seller or any of their Affiliates from hiring any employee or service provider whose employment or service relationship has been terminated without cause by the Company.

(c)    Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 6.18 may be inadequate and, accordingly, Seller covenants and agrees that Buyer will, in addition to any other rights and remedies which Buyer may have at law, be entitled to seek equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, Seller and Buyer agree that the terms of the covenants in this Section 6.18 are fair and reasonable and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 6.18 will be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions will not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 6.18 will be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with Applicable Law.

Section 6.19    Insurance Matters. Seller will, and will cause its Affiliates to, reasonably cooperate with Buyer and its Affiliates in connection with obtaining, for the benefit of the Company and at Buyer’s sole cost and expense, one or more run-off or “tail” insurance policies to provide insurance coverage for the Company following the Closing under insurance policies of Seller or its Affiliates which cover the Company or any of its assets or properties as of immediately prior to the Closing.

Section 6.20    Misallocated Assets; Payments.

(a)    If, following the Closing, Buyer, the Company or any of their Affiliates discovers that, through inadvertence, mistake or otherwise, any assets, properties or rights (including Intellectual Property Rights) of the Company that were used exclusively by the Company in the operation of its business prior to the Closing and that should have been assigned, transferred and conveyed to the Company by such Affiliate prior to the Closing, were retained by Seller or its Affiliates, and, as a result, was not transferred, assigned, conveyed and delivered to the Company at or prior to Closing, Seller will or will cause such Affiliate to transfer, assign, convey and deliver such asset or property to the Company for no additional consideration (and at Seller’s or such Affiliate’s sole cost and expense), and will execute such further documents and instruments necessary to give effect to and evidence such transfer, assignment, conveyance and delivery to the Company.

(b)    Following the Closing, Seller will, and will cause its Affiliates to, promptly pay or deliver to the Company any monies or checks which have been sent or delivered after the Closing Date to Seller or its Affiliate (including any bank account or lock box maintained by or for the benefit of Seller or such Affiliate) that should have been sent to the Company (including payments by customers of the Company and its Billing Agreement Counterparties).

Section 6.21    Migration Plan. Buyer and Seller will work together in good faith to establish, within 15 days of the date of this Agreement, a migration plan for Company data and applications that are in Seller’s or its Affiliates’ possession or control to be transferred from Seller or such Affiliates of Seller to the Company or Buyer (at Buyer’s election). In connection with the establishment of the migration plan referenced in the preceding sentence, prior to the Closing Buyer and Seller will reasonably and in good faith negotiate the terms, including service fees (including lump sum payment amounts), scope and duration of services with respect to the “applications and systems” to be reflected on Schedule 1.1(c) of the Transition Services Agreement.

ARTICLE 7 CONDITIONS TO CLOSING

Section 7.01    Mutual Conditions. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by each of Buyer and Seller) of the following conditions:

(a)    Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)    No order, decision or injunction of any Governmental Authority preventing the consummation of the Closing shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Closing.

(c)    The State Approvals shall have been obtained.

Section 7.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction or written waiver by Buyer of the following further conditions:

(a)    The representations and warranties of the Company and Seller contained in this Agreement and in any certificate or other writing delivered by the Company or Seller pursuant hereto shall, disregarding all qualifications as to materiality and Material Adverse Effect, be true at and as of the Closing Date, as if made at and as of such date (except for representations and warranties that are as of a specific date, which shall be true at and as of such date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The Company and Seller shall have performed in all material respects all of their respective obligations hereunder required to be performed by the Company or Seller on or prior to the Closing Date.

(c)    There shall not have occurred, from the date of this Agreement until the Closing Date, any event or development that has had or would reasonably be expected to have a Material Adverse Effect.

(d)    Buyer shall have received all the closing deliverables referenced in Section 2.02(c).

Section 7.03    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction or written waiver by Seller of the following further conditions:

(a)    The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall, disregarding all qualifications as to materiality, be true in all material respects at and as of the Closing Date, as if made at and as of such date.

(b)    Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(c)    Seller shall have received all the closing deliverables referenced in Section 2.02(b).

Section 7.04    Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE 8 SURVIVAL; R&W INSURANCE POLICY; DAMAGES

Section 8.01    Survival. Except as provided in Section 9.03, the parties, intending to modify any applicable statute of limitations, agree that the representations and warranties in this Agreement and in any certificate delivered pursuant to Section 2.02(b)(iii) or Section 2.02(c)(ii) will terminate effective as of the earlier of the Closing or the termination of this Agreement, and thereafter there will be no liability on the part of, nor will any claim be made by, any party or any of their respective Affiliates in respect thereof.

Section 8.02    R&W Insurance Policy.

(a)    The parties acknowledge and agree that Buyer is acquiring the R&W Insurance Policy in connection with the consummation of the transactions contemplated hereby, and Buyer has provided to Seller a true and complete copy of the form of the binders for the R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that (i) none of Seller or any of its Affiliates will have any liability for any breach or inaccuracy of any representation or warranty contained in this Agreement and (ii) each of Buyer and its Affiliates’ only recourse in the event of any breach or inaccuracy of any representation or warranty will be to file a claim under the R&W Insurance Policy; provided that nothing in this Section 8.03 will limit, in any way, any rights that Buyer may have to bring, pursue or prosecute a claim or action grounded in Fraud.

(b)    Without limiting Section 8.02(a), Buyer agrees (on behalf of itself and each of its Affiliates) that (i) none of Seller or any of its Affiliates will have any liability whatsoever for or under the R&W Insurance Policy (including for any premiums or other amounts payable in respect thereof), (ii) the R&W Insurance Policy will at all times provide that the insurer thereunder (A) waives and agrees not to pursue, directly or indirectly, any subrogation rights against any of Seller or its Affiliates and (B) agrees that none of Buyer or any of its Affiliates will have any obligation to pursue any claim against any of Seller or its Affiliates and (iii) the absence of coverage under the R&W

Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, will not expand, alter, amend, change or otherwise affect Seller’s liability under this Agreement.

Section 8.03    Exclusive Remedy. Except as specifically set forth in this Agreement, effective as of the Closing, Buyer waives, on behalf of itself, its Affiliates and representatives, any rights, claims and causes of action Buyer may have against Seller, its Affiliates and representatives, to the fullest extent permitted by Applicable Law (whether in law or in equity), relating to the Company, the Shares or the transactions contemplated hereby. The rights, claims and causes of action waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty that may be based upon, arise out of, or relate to the Company, the Shares, this Agreement, the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), or the transactions contemplated hereby, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any law. After the Closing, the R&W Insurance Policy will provide the sole and exclusive remedy for any misrepresentation, breach of warranty or any similar claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Section 8.04 or in any other provision of this Agreement, nothing in this Section 8.04 (or any other provision of this Agreement) will limit, in any way, any rights that Buyer or Seller may have to bring, pursue or prosecute a claim or action grounded in Fraud.

Section 8.04    Damages. In no event will a party be liable to another party for (a) any speculative or remote damages that would not otherwise be recoverable for breach of a Contract under Applicable Law or (b) punitive or exemplary damages, other than, in the case of each of clauses (a) and (b), (i) any such damages incurred in connection with a claim asserted by an unaffiliated third party in respect of which such party is obligated to reimburse such other party hereunder, (ii) as otherwise provided in Section 9.03, or (iii) in the case of a claim or action grounded in Fraud.

ARTICLE 9 TERMINATION

Section 9.01    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written agreement of Seller and Buyer;

(b)    by either Seller or Buyer, upon written notice to the other party, if the Closing has not been consummated on or before October 11, 2018 (such date, as may be extended pursuant to this Section 9.01(b), the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 9.01(b) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated on or before such date; provided, further, that if on the Termination Date, the conditions set forth in Section 7.01(a) or Section 7.01(c) have not been satisfied, and all of the other conditions to Closing contained in Article 7 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), then the original Termination Date will automatically be extended by an additional six months;

(c)    by Buyer (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.03(a) or Section 7.03(b) not to be satisfied), upon written notice to Seller, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied, and such violation, breach or inaccuracy (x) is not reasonably capable of being cured prior to the Termination Date or (y) has not been waived by Buyer or cured by Seller or the Company, as applicable, or Seller or the Company have failed to undertake good faith efforts to cure such violation, breach or inaccuracy, in any case within ten Business Days after receipt by Seller of written notice thereof from Buyer; provided, that if, upon notice of any such violation, breach or inaccuracy, Seller and the Company promptly (and in any event within 10 Business Days following such notice) undertake good faith efforts to cure such violation, breach or inaccuracy as promptly as practicable following receipt of notice thereof, Buyer will not be permitted to terminate this Agreement under this clause (y) so long as Seller and the Company continue in good faith to undertake good faith efforts to cure such violation, breach or inaccuracy as promptly as practicable and such violation, breach or inaccuracy continues to be reasonably capable of being cured prior to the Termination Date;

(d)    by Seller (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied), upon written notice to Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.03(a) or Section 7.03(b) not to be satisfied, and such violation, breach or inaccuracy (x) is not reasonably capable of being cured prior to the Termination Date or (y) has not been waived by Seller or cured by Buyer, or Buyer will have failed to undertake good faith efforts to cure such violation, breach or inaccuracy, in any case within ten Business Days after receipt by Buyer of written notice thereof from Seller; provided, that if, upon notice of any such violation, breach or inaccuracy, Buyer promptly (and in any event within 10 Business Days following such notice) undertakes good faith efforts to cure such violation, breach or inaccuracy as promptly as practicable following receipt of notice thereof, Seller will not be permitted to terminate this Agreement under this clause (y) so long as Buyer continues in good faith to undertake good faith efforts to cure such violation, breach or inaccuracy as promptly as practicable and such violation, breach or inaccuracy continues to be reasonably capable of being cured prior to the Termination Date; or

(e)    by either Seller or Buyer, upon written notice to the other party, if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

Section 9.02    Reverse Termination Fee.

(a)    In the event that (i) this Agreement is terminated pursuant to Section 9.01(b) or Section 9.01(e), (ii) neither Seller nor its Affiliates materially breached their obligations under Section 6.08, (iii) the only condition to Closing that is not satisfied (or could not be satisfied by the Termination Date) is Section 7.01(a) or Section 7.01(b) (and with respect to Section 7.01(b), only if the applicable order, decision or injunction arises in connection with the failure of any waiting period (or extension thereof) applicable to the transactions contemplated by this Agreement to expire or be terminated or any approval or consent to be obtained, in each case, under or in relation to the HSR Act), and (iv) the conditions in Section 7.01(a) or Section 7.01(b) would have been satisfied if Buyer agreed or committed to divest, hold separate or take or commit to take action that limits its freedom of action with respect to, or its ability to retain any of the businesses, services, or assets of Buyer that, taken as a whole, would not have a material and adverse effect on Buyer and Buyer elected not to take such actions, then Buyer will, by way of compensation, pay to the Company an amount equal to $25,100,000 (the “Reverse Termination Fee”) by wire transfer (to an account designated by the Company) of immediately available funds (x) prior to or concurrently with such termination in the event of a termination by Buyer or (y) no later than five Business Days following such termination in the event of a termination by Seller or the Company. In no event will Buyer be required to pay the Reverse Termination Fee other than in the instance described in this Section 9.02 and in no event will Buyer be required to pay the Reverse Termination Fee on more than one occasion. The Parties acknowledge that the Reverse Termination Fee will not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement, which amount would otherwise be impossible to calculate with precision.

(b)    Except in the case of fraud or willful breach of this Agreement, in any circumstance in which Seller receives the Reverse Termination Fee in full pursuant to Section 9.02(a), receipt of the Reverse Termination Fee will be the sole and exclusive remedy of Seller and its Affiliates against Buyer and their respective officers, managers, directors, securityholders, Affiliates, subsidiaries, employees, advisors and agents for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement, the transactions contemplated hereby, and upon receipt of the Reverse Termination Fee, none of these parties will have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby, whether in equity or at law, in contract, in tort or otherwise.

Section 9.03    Effect of Termination. Except as provided in Section 9.02, if this Agreement is terminated as permitted by Section 9.01, such termination will be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or other representative of such party) to the other parties to this Agreement; provided that if such termination will result from the willful breach of any of a party’s representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, such party will be liable for all damages actually incurred or suffered by any other party as a result of such willful breach. For the purposes of this Section 9.03, “willful breach” means a breach that is the consequence of a deliberate act or deliberate failure to act undertaken by the breaching party with the knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause or constitute a material breach of any covenants or agreements contained in this Agreement; provided that, without limiting the meaning of willful breach, the parties acknowledge and agree that any failure by any party to consummate the transactions contemplated by this Agreement after the applicable conditions to the Closing set forth in Article 7 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the transactions contemplated hereby) will constitute a willful breach of this Agreement by such party. The provisions of Sections 6.04, 10.05, 10.07, 10.08 and 10.09 will survive any termination hereof pursuant to Section 9.01.

ARTICLE 10 MISCELLANEOUS

Section 10.01    Notices. All notices, requests and other communications to any party hereunder will be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and will be deemed to have been duly given (a) when sent, if sent by e-mail, and (b) one Business Day following sending by overnight delivery by a reputable overnight delivery service. All other notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding Business Day in the place of receipt. All notices, requests and other communications are to be sent to the following addresses or such other address as a party may hereafter specify for the purpose by notice to the other parties hereto:

if to Buyer or Buyer Parent or, following the Closing, the Company, to:

American Water Enterprises, LLC

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Attention: President

E-mail: Deborah.Degillio@amwater.com

with a copy (which will not constitute notice to Buyer or Buyer Parent or, following the Closing, the Company) to:

American Water Enterprises, LLC

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Attention: General Counsel

E-mail: Colleen.Garrity@amwater.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, NW Washington, DC 20006

Attention: Brian C. Miner

E-mail: Brian.Miner@friedfrank.com

if to Seller or, prior to the Closing, the Company, to:

Nicor Energy Ventures Company

10 Peachtree Place NE

Atlanta, Georgia 30309

Attention: Elizabeth W. Reese, Executive Vice President, Chief Financial Officer and Treasurer

E-mail: ewreese@southernco.com

with a copy (which will not constitute notice to Seller or, prior to the Closing, the Company) to:

Nicor Energy Ventures Company

10 Peachtree Place NE

Atlanta, Georgia 30309

Attention: Paul R. Shlanta, Senior Vice President and General Counsel

E-mail: pshlanta@southernco.com

and

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Attention: William B. Rowland

E-mail: wbrowland@jonesday.com

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 10.02    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege

.

(a)    Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any Affiliate of Seller (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, by any legal counsel currently representing the Company or Seller in connection with this Agreement or any other agreements or transactions contemplated thereby, including Jones Day (the “Current Representation”).

(b)    Buyer waives and will not assert, and agrees to cause the Company to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Company, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege will be retained by such Designated Person.

Section 10.03    Amendments and Waivers.

(a)    Any provision of this Agreement may be (i) amended, if such amendment is in writing and is signed by Buyer and Seller, and (ii) waived, if such waiver is in writing and is signed by the waiving parties.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 8.03, the rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.04    Transfer Taxes. Fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, however denominated, incurred in connection with transactions contemplated by this Agreement, including any direct or indirect real property transfer Tax (together with any interest, penalties or additions thereto, “Transfer Taxes”), will be borne and paid by Buyer, and fifty percent (50%) of Transfer Taxes will be borne and paid by Seller, regardless of the Person on whom liability is imposed under Applicable Law relating to such Taxes. Notwithstanding Section 6.12(d), the party primarily required by Applicable Law to file Transfer Tax Tax Returns will prepare and file such necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by Applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The non-filing party will remit to the filing party an amount equal to the non-filing party’s share of Transfer Taxes due with respect to any such Tax Return not less than five Business Days prior to the due date for such payment. Each party will bear its own costs related to the preparation and filing of such Tax Returns.

Section 10.05    Expenses . Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense; provided that Buyer will be responsible for (a) all filing fees payable in connection with any filings or submissions under the HSR Act, (b) all filing and other similar fees payable in connection with any other filing or submission made in respect of a consent, authorization or approval from a Governmental Authority referred to in Section 5.03, and (c) any deposits, premiums or other amounts payable in respect of the R&W Insurance Policy.

Section 10.06    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.07    Governing Law. This Agreement and all questions, claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, interpretation or enforcement of this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive or procedural laws of any jurisdiction other than Delaware.

Section 10.08    Jurisdiction. Each party hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, in the Superior Court in the City of Wilmington, New Castle County, Delaware, and if jurisdiction in the Superior Court in the City of Wilmington, New Castle County, Delaware is unavailable, in the federal courts of the U.S. sitting in the State of Delaware), and any appellate court from any thereof (such courts in such jurisdictional priority, the “Forum”), in any suit, action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby, and agrees that all claims in respect of such suit, action or proceeding may be heard and determined in the Forum, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such suit, action or proceeding except in the Forum, (b) agrees that any claim in respect of any such suit, action or proceeding may be heard and determined in the Forum, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the Forum, and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in the Forum. Each party hereby agrees that service of summons, complaint or other process in connection with any suit, action or proceeding contemplated hereby may be made by registered or certified mail addressed to such party at the address specified pursuant to Section 10.01, and that service so made will be effective as if personally made in the State of Delaware.

Section 10.09    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 10.10    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic signature delivered by electronic transmission in .pdf format), each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto will have received a counterpart (including by electronic signature delivered by electronic transmission in .pdf format) hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 6.13, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 10.11    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13    Disclosure Schedules. The Company and Seller have set forth information on the Seller Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Seller Disclosure Schedules need not be set forth in any other section so long as its relevance to such other section of the Seller Disclosure Schedules or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made notwithstanding the absence of a specific cross-reference. The parties acknowledge and agree that (a) the Seller Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by the Company or Seller of any matter in the Seller Disclosure Schedules will not be deemed to constitute an acknowledgment by the Company or Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 10.14    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. The parties acknowledge and agree that (a) Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or Seller or to enforce specifically the performance of the terms and provisions hereof by the Company and Seller and (b) Seller will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or to enforce specifically the performance of the terms and provisions hereof by Buyer, in each case, in the United States District Court of Delaware or any Delaware State court, in addition to any other remedy to which such parties are entitled at law or in equity.

Section 10.15    Buyer Parent Guarantee. Buyer Parent hereby unconditionally, irrevocably, and absolutely guarantees to Seller the full and timely performance of Buyer’s obligations (including the due and punctual payment of the Purchase Price) pursuant to this Agreement (the “Obligations”). The guarantee under this Section 10.15 is a guarantee of performance and not merely of collection, and Buyer Parent’s obligations under this Section 10.15 are primary obligations and not those of a mere surety. Upon default with respect to any Obligations, Seller will have no obligation to proceed against Buyer, and may proceed directly against Buyer Parent without first proceeding against Buyer or any other Person or pursuing any other remedy. Buyer Parent will reimburse Seller for all documented out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys’ fees) incurred by Seller in connection with the enforcement of such Seller’s rights under this Section 10.15. Buyer Parent’s obligations under this Section 10.15 will not be affected by the commencement of any proceedings by or against Buyer under any liquidation, conservatorship, bankruptcy, moratorium, receivership, insolvency, or similar debtor relief law or any stay or ruling thereunder. If all or any part of any payment to or for the benefit of Seller in respect of an Obligation is invalidated, declared to be fraudulent or preferential, set aside or required for any reason to be repaid or paid to a trustee, receiver or other third Person, the Obligations that otherwise would have been satisfied by that payment or partial payment will be revived and will continue in full force and effect as if that payment had not been made. Buyer may, without notice to Buyer Parent, extend or alter, together with Seller, the time, manner, place or terms of payment or performance of the Obligations, waive or (together with Seller) amend any terms of this Agreement, or otherwise exercise its rights hereunder without in any way changing, releasing, or discharging Buyer Parent from liability under this Section 10.15. Buyer Parent waives notice of acceptance, presentment, demand, protest, and notices of protest, nonpayment, default or dishonor of the Obligations, and all other notices or demands of any kind or nature; provided, however, that Buyer Parent expressly reserves to itself and will be entitled to assert (and Seller hereby agrees that Buyer Parent may assert), as a complete or partial defense to, or release or discharge of, any payment or performance by Buyer Parent hereunder, any claim, set-off, deduction, defense, or release, to the extent that Buyer could assert the same against Seller under the express terms of this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

NICOR ENERGY VENTURES COMPANY

By:	/S/ Andrew W. Evans
	Name:	Andrew W. Evans
	Title:	Chairman, President and Chief Executive Officer

COMPANY:

NICOR ENERGY SERVICES COMPANY d/b/a PIVOTAL HOME SOLUTIONS

By:	/S/ Peter I. Tumminello
	Name:	Peter I. Tumminello
	Title:	Group President, Commercial Business

PARENT (solely for purposes of Section 6.12 and Section 6.18): SOUTHERN COMPANY GAS

By:	/S/ Andrew W. Evans
	Name:	Andrew W. Evans
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

BUYER:

AMERICAN WATER ENTERPRISES, LLC

By:	/S/ Deborah A. Degillio
	Name:	Deborah A. Degillio
	Title:	President

BUYER PARENT (solely for purposes of Section 10.15): AMERICAN WATER WORKS COMPANY, INC.

By:	/S/ Linda G. Sullivan
	Name:	Linda G. Sullivan
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

List of Omitted Exhibits and Schedules

The following exhibits and schedules have been omitted from this document. American Water Works Company, Inc. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

Exhibit A	Working Capital
Exhibit B	Transition Services Agreement
Schedule 1.01(a)(i)	Additional Adjustment Amount
Schedule 1.01(a)(ii)	Company Intellectual Property Rights
Schedule 1.01(a)(iii)	Excluded Intellectual Property Rights
Schedule 1.01(a)(iv)	Territory
Schedule 2.02(b)(vi)	Cooperation Agreement
Schedule 3.03	State Approvals
Schedule 3.04	Noncontravention
Schedule 3.09	Absence of Undisclosed Material Liabilities
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Material Contracts
Schedule 3.11	Litigation
Schedule 3.12(b)	Foreign Jurisdictions
Schedule 3.13(a)	Permitted Liens
Schedule 3.13(c)	Real Property
Schedule 3.13(e)	Real Property Leases
Schedule 3.14(a)	Material Outbound Licenses
Schedule 3.14(b)	Material Inbound Licenses
Schedule 3.14(c)	Patented, Registered and Pending Applications
Schedule 3.14(e)	Encumbrances on Company Intellectual Property Rights
Schedule 3.15(b)	Credit Support Instruments
Schedule 3.18(a)	Employee Benefit Plans
Schedule 3.18(b)	Pension Plans
Schedule 3.18(e)	Post-Employment Material Liabilities
Schedule 3.18(h)	Severance Payments and Other Compensation Obligations
Schedule 3.19	Environmental Matters
Schedule 3.20	Taxes
Schedule 3.21(a)	Material Disputes with Billing Agreement Counterparties
Schedule 3.21(b)	Contractor Network Members
Schedule 3.21(c)	Customer Contracts and Customers
Schedule 3.23	Prior Acquisition Agreements
Schedule 3.24	Bank Accounts
Schedule 6.01	Conduct of the Company
Schedule 6.11(b)	Intercompany Arrangements
Schedule 6.11(c)	Post-Closing Agreements